Exhibit 10.9

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of August 5, 2015

among

TERRAFORM GLOBAL OPERATING, LLC,

as Borrower,

TERRAFORM GLOBAL, LLC,

as a Guarantor,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Bookrunner,

GOLDMAN SACHS BANK USA

BARCLAYS BANK PLC

CITIGROUP GLOBAL MARKETS INC.

MORGAN STANLEY SENIOR FUNDING, INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

DEUTSCHE BANK SECURITIES INC.

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC

and

J.P. MORGAN SECURITIES LLC,

as Co-Syndication Agents,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, SOCIÉTÉ GÉNÉRALE AND

SUMITOMO MITSUI BANKING CORPORATION,

as Co-Documentation Agents

$485 Million Revolving Loan

i

4.6.	Binding Obligation	82
4.7.	Historical Financial Statements	82
4.8.	Projections	82
4.9.	No Material Adverse Effect	82
4.10.	No Restricted Junior Payments	82
4.11.	Adverse Proceedings, Etc	83
4.12.	Payment of Taxes	83
4.13.	Properties	83
4.14.	Environmental Matters	84
4.15.	No Defaults	84
4.16.	Material Contracts	84
4.17.	Governmental Regulation	84
4.18.	Federal Reserve Regulations; Exchange Act	84
4.19.	Employee Matters	85
4.20.	Employee Benefit Plans	85
4.21.	Certain Fees	86
4.22.	Solvency	86
4.23.	Compliance with Statutes, Etc	86
4.24.	Disclosure	86
4.25.	Anti-Corruption Laws and Sanctions	87
4.26.	Energy Regulatory Matters	87

Section 5.	AFFIRMATIVE COVENANTS	88
5.1.	Financial Statements and Other Reports	88
5.2.	Existence	92
5.3.	Payment of Taxes and Claims	93
5.4.	Maintenance of Properties	93
5.5.	Insurance	93
5.6.	Books and Records; Inspections	93
5.7.	Lenders Meetings	94
5.8.	Compliance with Laws	94
5.9.	Environmental	94
5.10.	Subsidiaries	95
5.11.	Additional Material Real Estate Assets	96
5.12.	[Reserved.]	98
5.13.	Further Assurances	98
5.14.	Cash Management Systems	98
5.15.	Designation of Subsidiaries	99
5.16.	Ratings	99
5.17.	Energy Regulatory Status	99
5.18.	Post-Closing Obligations	99
5.19.	Post-IPO Reorganization	99

Section 6.	NEGATIVE COVENANTS	100
6.1.	Indebtedness	100
6.2.	Liens	102
6.3.	No Further Negative Pledges	105

6.4.	Restricted Junior Payments	105
6.5.	Restrictions on Subsidiary Distributions	106
6.6.	Investments	107
6.7.	Financial Covenants	108
6.8.	Fundamental Changes; Disposition of Assets	109
6.9.	Silo Structure	110
6.10.	Sales and Lease-Backs	110
6.11.	Transactions with Shareholders and Affiliates	110
6.12.	Conduct of Business	111
6.13.	Permitted Activities of Holdings and Project Holdcos	111
6.14.	Amendments or Waivers of Organizational Documents and Certain Material Contracts	111
6.15.	Fiscal Year	112
6.16.	Use of Proceeds	112

Section 7.	GUARANTY	112
7.1.	Guaranty of the Obligations	112
7.2.	Contribution by Guarantors	112
7.3.	Payment by Guarantors	113
7.4.	Liability of Guarantors Absolute	113
7.5.	Waivers by Guarantors	115
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc	116
7.7.	Subordination of Other Obligations	117
7.8.	Continuing Guaranty	117
7.9.	Authority of Guarantors or Borrower	117
7.10.	Financial Condition of Borrower	117
7.11.	Bankruptcy, Etc	117
7.12.	Discharge of Guaranty Upon Sale of Guarantor	118
7.13.	Keepwell	118

Section 8.	EVENTS OF DEFAULT	119
8.1.	Events of Default	119

Section 9.	AGENTS	122
9.1.	Appointment of Agents	122
9.2.	Powers and Duties	123
9.3.	General Immunity	123
9.4.	Agents Entitled to Act as Lender	124
9.5.	Lenders’ Representations, Warranties and Acknowledgment	125
9.6.	Right to Indemnity	125
9.7.	Successor Administrative Agent and Collateral Agent.	126
9.8.	Collateral Documents and Guaranty	127
9.9.	Withholding Taxes	129
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	129

Section 10.	MISCELLANEOUS	130
10.1.	Notices	130
10.2.	Expenses	132
10.3.	Indemnity	133
10.4.	Set-Off	134
10.5.	Amendments and Waivers	135
10.6.	Successors and Assigns; Participations	137
10.7.	Independence of Covenants	141
10.8.	Survival of Representations, Warranties and Agreements	141
10.9.	No Waiver; Remedies Cumulative	142
10.10.	Marshalling; Payments Set Aside	142
10.11.	Severability	142
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	142
10.13.	Headings	142
10.14.	APPLICABLE LAW	143
10.15.	CONSENT TO JURISDICTION	143
10.16.	WAIVER OF JURY TRIAL	144
10.17.	Confidentiality	144
10.18.	Usury Savings Clause	145
10.19.	Effectiveness; Counterparts	146
10.20.	[Reserved.]	146
10.21.	PATRIOT Act	146
10.22.	Electronic Execution of Assignments	146
10.23.	No Fiduciary Duty	146
10.24.	Judgment Currency	147

APPENDICES:	A-1	Revolving Commitments
	A-2	Letter of Credit Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Disqualified Lenders
	1.1(b)	Permitted Foreign Jurisdictions
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.7	Historical Financial Statements
	4.13	Real Estate Assets
	4.16	Material Contracts
	5.15	Required Restricted Subsidiaries
	5.18	Post-Closing Obligations
	5.19	Post-IPO Reorganization
	6.2(r)	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.6(q)	Certain M&A Transactions
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B	Revolving Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Mortgage
	J	[Reserved]
	K	Intercompany Note
	L	Joinder Agreement
	M	Incumbency Certificate
	N	Prepayment Notice

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of August 5, 2015, is entered into by and among TERRAFORM GLOBAL OPERATING, LLC, a Delaware limited liability company (“Borrower”), TERRAFORM GLOBAL, LLC, a Delaware limited liability company (“Holdings”), the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“Goldman Sachs”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), J.P. MORGAN SECURITIES LLC (“JPMorgan Securities”) and BARCLAYS BANK PLC (“Barclays”), as Co-Syndication Agents (in such capacity, “Syndication Agents”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, SOCIÉTÉ GÉNÉRALE AND SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agents (in such capacity, “Documentation Agents”) and GOLDMAN SACHS, JPMORGAN SECURITIES, BARCLAYS, CITIGROUP GLOBAL MARKETS INC. (“Citigroup”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”) and DEUTSCHE BANK SECURITIES INC. (“Deutsche Bank”), as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a revolving credit facility to Borrower, in an aggregate principal amount not to exceed $485 million, the proceeds of which will be used in accordance with Section 2.6;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its direct Restricted Subsidiaries, subject to the terms of this Agreement and the Collateral Documents; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective direct Restricted Subsidiaries (including Borrower), subject to the terms of this Agreement and the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“203 Blanket Authorization” as defined in Section 4.26(b).

“Acquired Business” as defined in the definition of “M&A Transaction”.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Wells Fargo Bank, National Association for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) each Syndication Agent, (iii) each Documentation Agent, (iv) Collateral Agent, (v) each Bookrunner and (vi) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of August 5, 2015, as it may be amended, restated, supplemented or otherwise modified from time to time.

“ALTA” means the American Land and Title Association.

“Alternative Currency” means each of Canadian Dollars, Euros, Pounds Sterling, the official currency of each Permitted Foreign Jurisdiction (so long as such currency is approved in accordance with Section 1.4(c)) and each other currency that is approved in accordance with Section 1.4(c).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2015, a percentage, per annum, determined by reference to the following table as if the Leverage Ratio then in effect were 4.00:1.00; and (ii) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Applicable Revolving Commitment Fee Percentage
<3.50:1.00	2.50%	1.50%	0.375%
≥ 3.50:1.00 but ≤ 4.50:1.00	2.75%	1.75%	0.50%
> 4.50:1.00	3.00%	2.00%	0.50%

Each change in the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be effective on and after the third Business Day after the date of delivery to Administrative Agent of financial statements pursuant to Section 5.1(b) and (c)

and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of 4.50:1.00. Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.1 is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrower shall promptly deliver to Administrative Agent a correct certificate required by Section 5.1(d) for such Applicable Period, (y) if such inaccuracy, if corrected, would have resulted in a higher Applicable Margin, the Applicable Margin shall be deemed to be such higher Applicable Margin for the Applicable Period and (z) Borrower shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.10 or Section 8.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Banks by means of electronic communications pursuant to Section 10.1(b).

“Approved Jurisdiction” means any State in the United States of America or the District of Columbia, Singapore, the Netherlands and Hong Kong or any other jurisdiction with the consent of the Requisite Lenders, such consent not to be withheld or delayed if the Requisite Lenders (acting reasonably) determine that applicable law will permit (i) in the case of any direct

Restricted Subsidiary of a Guarantor (including a Project Holdco), a satisfactory pledge of 100% of the Equity Interests of such Restricted Subsidiary by such Guarantor, and (ii) with respect to any Guarantor, a satisfactory guaranty of the Obligations by such Guarantor (including, in each case, satisfaction with the ability to enforce the applicable Credit Documents and exercise remedies in such jurisdiction).

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries (but excluding, for the avoidance of doubt, the Equity Interests in Holdings), other than (i) inventory (or other assets, including energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses of a Non-Recourse Subsidiary or out of a Non-Recourse Subsidiary of operations or divisions discontinued or to be discontinued), (ii) the sale by Holdings or any Subsidiary of property that is no longer useful or necessary to the conduct of the business of Holdings or any Subsidiary in the ordinary course of business (excluding sales of one or more Non-Recourse Subsidiaries), (iii) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, (iv) the granting of Liens not prohibited by Section 6.2, (v) sale and leaseback transactions by Non-Recourse Subsidiaries permitted by Section 6.10 and dispositions by Non-Recourse Subsidiaries to tax equity investors in connection with tax equity financings, and (vi) sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, exclusive licenses (as licensor or sublicensor), transfers or other dispositions to, or any exchanges of property with, any Person for aggregate consideration of less than $100,000,000 with respect to any transaction or series of related transactions and less than $200,000,000 in the aggregate in any Fiscal Year. In no event shall entering into a Hedge Agreement be considered to be an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other authorized signatory of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays” as defined in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Arrangers, in their capacity as joint lead arrangers and joint bookrunners.

“Borrower” as defined in the preamble hereto.

“Borrower Debt Service Expense” means, for any period, an amount equal to the sum, without duplication, of (i) Borrower Interest Expense and (ii) scheduled payments of principal on Borrower Total Debt. Notwithstanding the foregoing, Borrower Debt Service Expense for the Fiscal Quarters ended December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015 shall be deemed to be $19.7 million.

“Borrower Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Restricted Subsidiaries with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries determined in accordance with GAAP (other than Non-Recourse Project Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash.

“Borrower Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Restricted Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined in accordance with GAAP, for the avoidance of doubt excluding Non-Recourse Project Indebtedness and the face amount of any undrawn Letter of Credit issued for the account of Borrower.

“Bridge Borrower” means TerraForm Global, LLC (f/k/a SunEdison Emerging Markets Yield, LLC), a Delaware limited liability company, in its capacity as borrower under the Existing Credit Agreement.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“CAFD” means, on a consolidated basis in accordance with GAAP, net cash provided by (used in) operating activities of Holdings, adjusted as follows (without duplication of any increase, decrease, exclusion or other amount): (i) plus or minus changes in assets and liabilities as reflected (or to be reflected) on Holdings’ statement of cash flows, (ii) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (iii) minus cash distributions paid to non-controlling interests in Holdings’ projects, if any, (iv) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (v) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (vi) plus cash contributions to the Borrower from SunEdison pursuant to the Interest Payment Agreement, (vii) plus operating costs and expenses paid by SunEdison pursuant to the Management Services Agreement to the extent such costs or expenses exceed the fee payable by Holdings pursuant to such agreement but otherwise reduce Holdings’ net cash provided by operating activities, (viii) minus Project-Held CAFD for such period and (ix) plus or minus any other operating items as necessary to present the cash flows Holdings deems representative of its core business operations, with the approval of the audit committee of Holdings; provided that any CAFD attributable to the operations of Unrestricted Subsidiaries will only be included in the foregoing calculation to the extent of any cash dividends or other cash distributions received by Holdings, Borrower or any of its Restricted Subsidiaries during the period for which CAFD is being calculated (or, without duplication, subsequent to such period but on or prior to the applicable date of determination). Notwithstanding the foregoing, CAFD (w) for the Fiscal Quarter ended December 31, 2014 shall be deemed to be $59.0 million, (x) for the Fiscal Quarter ended March 31, 2015 shall be deemed to be $76.5 million, (y) for the Fiscal Quarter ended June 30, 2015 shall be deemed to be $43.2 million and (z) for the Fiscal Quarter ended September 30, 2015 shall be deemed to be $52.8 million.

“CFADS” means, for the applicable period, the sum of (a) CAFD plus (b) without duplication of amounts included in CAFD, Fixed Charges, to the extent such Fixed Charges exceed the amount (if any) of Interest Support Payments made during the applicable period with respect to Indebtedness of Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. At the request of the applicable Issuing Bank, if any Letter of Credit issued by such Issuing Bank to be Cash Collateralized hereunder is denominated in an Alternative Currency, Borrower shall post such Cash Collateral in the same Alternative Currency as the Letter of Credit to be Cash Collateralized.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) solely with respect to Non-Recourse Subsidiaries, other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than SunEdison or a wholly-owned subsidiary of SunEdison shall have acquired Control of Parent; (ii) Parent shall cease to Control Holdings; or (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower.

“Citigroup” as defined in the preamble hereto.

“Clean Energy System” means a solar, wind, biomass, natural gas, hydroelectric, geothermal, renewable energy (including battery storage), conventional power, electric transmission and distribution or water installation projects (or a hybrid energy generating installation that utilizes a combination of any of the foregoing), in each case whether commercial or residential in nature.

“Closing Date” means the date upon which the conditions precedent set forth in Section 3.1 have been satisfied, which date is August 5, 2015.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages (if any), the Intellectual Property Security Agreements (if any) and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code; provided however, for the avoidance of doubt, none of Borrower, the Persons that are Guarantors as of the Closing Date or any Project Holdco shall be a Controlled Foreign Corporation.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Borrower in favor of any Issuing Bank relating to Letters of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrower, Holdings and each other Guarantor from time to time party to a Credit Document. Notwithstanding anything in the Credit Documents to the contrary, no Non-Recourse Subsidiary shall be a Credit Party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debt Service Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) (a) the aggregate amount of CFADS to (ii) Borrower Debt Service Expense, in each case for the four-Fiscal Quarter period ending on such date, provided, however, that the Debt Service Coverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person (including a Permitted M&A Transaction) or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.22(b), any Lender (a) that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) that has notified Borrower, Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) that has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) for which Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deutsche Bank” as defined in the preamble hereto.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) contractually provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments).

“Disqualified Lender” means each financial institution set forth on Schedule 1.1(a); provided that neither Administrative Agent nor any Arranger shall have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Lenders.

“Documentation Agents” as defined in the preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the applicable Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Guarantor” means any Guarantor organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” has the meaning given to it in the definition of the term “Indebtedness”.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Defaulting Lender, Credit Party, Affiliate of a Credit Party or a Disqualified Lender shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of the Guarantors or (solely with respect to an employee benefit plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA or is otherwise subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA) any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, request for information, notice of potential liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release or threatened Release of Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health or safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the protection of the environment; (ii) the generation, use, storage, transportation, disposal or Release of Hazardous Materials; (iii) occupational health and safety and industrial hygiene; or (iv) the protection of human, plant or animal health or natural resources, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that no Permitted Exchangeable Bond Indebtedness or Permitted Convertible Bond Indebtedness shall constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of the Guarantors shall continue to be considered an ERISA Affiliate of Borrower or any such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Guarantor and with respect to liabilities arising after such period for which Borrower or such Guarantor could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the receipt by the Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of the Guarantors or (solely with respect to taxes imposed under Section 4971 of the Internal Revenue Code) any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4971 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of the Guarantors or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be in

“at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code); (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates; or (xiv) any Foreign Benefit Event.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Hedge Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.20(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusive Holding Company Status” as defined in Section 4.26(b).

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of December 22, 2014, by and among the Bridge Borrower, certain subsidiaries of the Bridge Borrower, JPMorgan Chase Bank, National Association, as administrative agent and the lenders and other Persons party thereto, as amended prior to the Closing Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to the foregoing, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law, regulations, rules or practices implementing such intergovernmental agreements).

“Federal Energy Regulatory Authorizations, Exemptions, and Waivers” as defined in Section 4.26(c).

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FERC” as defined in Section 4.26(a).

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charges” means with respect to the Parent and its Restricted Subsidiaries for any period, without duplication, the sum of:

(1) consolidated interest expense of the Parent and its Restricted Subsidiaries (other than Non-Recourse Subsidiaries) for such period (including, with respect to the Parent and its Restricted Subsidiaries, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees or bankers acceptances, (c) the interest component of Capitalized Lease Obligations, and (d) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) annual agency fees paid to the administrative agents and collateral agents under any credit facilities, (r) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (s) penalties and interest relating to taxes, (t) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (u) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisitions, (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any securitization facility, (w) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (x) any interest expense attributable to obligations of the Parent and its Restricted Subsidiaries that are classified as “capital lease obligations” under GAAP due to the consolidation of variable interest entities and (y) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations); plus

(2) dividends on any Disqualified Stock (other than Disqualified Stock of Non-Recourse Subsidiaries) of the Parent, or on any Preferred Equity of any Restricted Subsidiary (other than Non-Recourse Subsidiaries) incurred in accordance with Section 5.11 of the Credit Agreement; plus

(3) consolidated capitalized interest of the Parent and its Restricted Subsidiaries (other than Non-Recourse Subsidiaries) for such period, whether paid or accrued.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, Fixed Charges for any Fiscal Quarter ending prior to September 30, 2015 shall be deemed to be $19.7 million.

Capitalized terms used in this definition shall be used as defined in the Senior Notes Indenture as in effect on the Closing Date.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or (f) the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” shall mean any defined benefit or defined contribution pension plan maintained outside of the jurisdiction of the United States by Borrower or a Guarantor or any of their respective ERISA Affiliates that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Utility Regulations” as defined in Section 4.26(d).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FUCO” as defined in Section 4.26(a).

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any supra-national body (such as the European Union or the European Central Bank) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity, supra-national body or government.

“Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings and each Subsidiary of the Borrower that is a direct or indirect parent of any Project Holdco that guarantees the Obligations pursuant to the terms of this Agreement or any Counterpart Agreement.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which is reasonably likely to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement, or a REC Hedge, in each case entered into by a Credit Party with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means the financial statements described in Schedule 4.7.

“Holdings” as defined in the preamble hereto.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements in effect as of the date of determination thereof.

“Immaterial Entity” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Entity”; provided that the aggregate CFADS distributed or otherwise paid to Borrower or Holdings by all Immaterial Entities for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 15.0% of the CFADS distributed or otherwise paid to Borrower and Holdings in the aggregate for such period.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Subsidiary”; provided that (a) the aggregate CFADS distributed or otherwise paid to Borrower or Holdings by any individual Immaterial Subsidiary for the previous four Fiscal Quarters (or, if shorter, the period commencing on the date such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 5.0% of the CFADS distributed or otherwise paid to Borrower and Holdings in the aggregate for such period and (b) the aggregate CFADS distributed or otherwise paid to Borrower or Holdings by all Immaterial Subsidiaries for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) shall not exceed 20.0% of the CFADS distributed or otherwise paid to Borrower and Holdings in the aggregate for such period.

“Increased-Cost Lender” as defined in Section 2.23.

“Increased Amount Date” as defined in Section 2.24.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (A) any such obligations incurred under ERISA, (B) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP (“Earn Out Indebtedness”) and (C) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but excluding letters of credit for the account of any Persons other than Credit Parties which are cash collateralized or with respect to which back-to-back letters of credit have been issued); (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) any obligations with respect to tax equity or similar financing arrangements (other than any such obligations of Non-Recourse Subsidiaries); and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivatives transaction which has been terminated (or to the extent amounts under such Hedge Agreement are otherwise due and owing); provided further, that Permitted Equity Commitments, Permitted Project Undertakings, Permitted Deferred Acquisition Obligations, Permitted Call Transactions and Project Obligations shall not constitute Indebtedness. Notwithstanding the foregoing, the amount of any Permitted Convertible Bond Indebtedness Shareholder Loan shall not be included in the calculation of outstanding Indebtedness to the extent duplicative of the amount of guarantees of any Permitted Convertible Bond Indebtedness of Parent or Permitted Exchangeable Bond Indebtedness of Borrower or Holdings.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any fee letter or engagement letter between any Agent or any Lender and Borrower with respect to the transactions contemplated by this Agreement or (iii) any Environmental Claim or the Release or threatened Release of Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, but without limiting the Credit Parties’ obligations in the case of liabilities of Indemnitees to third parties and related losses, claims, damages and out-of-pocket expenses, the Credit Parties shall not be liable to any Indemnitee for any indirect, consequential, special or punitive damages in connection with this Agreement or the transactions contemplated hereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Beneficiary under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Interest Payment Agreement” means that certain Interest Payment Agreement dated as of August 5, 2015, by and among the Borrower, Holdings, SunEdison and SunEdison Holdings Corporation (as may be amended, supplemented or otherwise modified from time to time), with the consent of Administrative Agent if such amendment, supplement or other modification is materially adverse to the Lenders.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Support Payments” means, for the applicable period, cash contributions to Holdings from SunEdison pursuant to the Interest Payment Agreement that were included in the calculation of CAFD for the applicable period pursuant to clause (vi) of the definition thereof, excluding any such cash contributions in respect of interest on amounts not remitted to Holdings when due under the Interest Payment Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other

Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Project Obligations shall be deemed to constitute an Investment. Notwithstanding the foregoing, the satisfaction by Parent, Borrower or Holdings of any obligation in connection with Permitted Convertible Bond Indebtedness or Permitted Exchangeable Bond Indebtedness (including in each case, for the avoidance of doubt, any guaranty thereof) shall not constitute an Investment. For the further avoidance of doubt, the purchase and consummation of any Permitted Call Transaction shall not constitute an Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Barclays and Bank of America, N.A., each as an Issuing Bank hereunder, together with each of their permitted successors and assigns in such capacity, including any other Lender or Affiliate of any other Lender that agrees to be an Issuing Bank, reasonably acceptable to Administrative Agent and Borrower, in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMorgan Securities” as defined in the preamble hereto.

“Judgment Currency” as defined in Section 10.24.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender or a Disqualified Lender.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Expiration Date” means the day that is 180 days after the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); provided that if any Letter of Credit remains outstanding on the day which is ten Business Days prior to the Revolving Commitment Termination Date, Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to any Issuing Bank that issued such Letter of Credit in an amount equal to the Minimum Collateral Amount.

“Letter of Credit Foreign Sublimit” means the lesser of (i) $100,000,000 and (ii) the Letter of Credit Sublimit.

“Letter of Credit Foreign Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit denominated in an Alternative Currency then outstanding, and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit denominated in an Alternative Currency honored by any Issuing Bank and not theretofore reimbursed by or on behalf of Borrower (including through Revolving Loans).

“Letter of Credit Sublimit” means the lesser of (i) $200,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit honored by any Issuing Bank and not theretofore reimbursed by or on behalf of Borrower (including through Revolving Loans).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) (A) Borrower Total Debt as of such day less (B) the aggregate amount of Unrestricted Cash of Borrower and the Guarantors included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date to (ii) the aggregate amount of CFADS for the four-Fiscal Quarter period ending on such date, provided, however, that the Leverage Ratio for any Fiscal Quarter in which Holdings or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person (including a Permitted M&A Transaction) or any property with a value in excess of $2,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of such Fiscal Quarter, and by deeming historical financial performance of such Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Revolving Loan.

“M&A Transaction” means any acquisition, directly or indirectly, by a Project Holdco, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person (each such person, an “Acquired Business”).

“Management Services Agreement” means that certain Management Services Agreement dated as of August 5, 2015 among Borrower, Holdings, Parent and SunEdison.

“Margin Stock” as defined in Regulation U.

“Master Agreement” has the meaning specified in the definition of the term “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement, in each case, to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $10,000,000 per annum, in each case located in the United States, other than those designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances or back to back letters of credit in form and substance, and from an issuer, satisfactory to the applicable Issuing Bank, an amount equal to 102.5% of the Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and such Issuing Bank in their sole discretion.

“MLPFS” as defined in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” as defined in the preamble hereto.

“Mortgage” means a Mortgage substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from the issuance of any Equity Interests of Holdings or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xii) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness was to be terminated as of that date).

“New Revolving Loan Commitments” as defined in Section 2.24.

“New Revolving Loan Lender” as defined in Section 2.24.

“New Revolving Loan” as defined in Section 2.24.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to Borrower or any other Credit Party or any Project Holdco other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted hereunder entered into by Borrower or any other Credit Party, (b) by virtue of rights of such Non-Recourse Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against Holdings or any other Credit Party that is party to such Project Obligation, (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments or (d) to any Equity Interest in such Non-Recourse Subsidiary owned by a Project Holdco.

“Non-Recourse Subsidiary” means:

(a) any Subsidiary of Borrower that (i) (x) is the owner, lessor and/or operator of (or is formed to own, lease or operate) one or more Clean Energy Systems or conducts activities reasonably related or ancillary thereto, (y) is the lessee or borrower (or is formed to be the lessee or borrower) in respect of Non-Recourse Project Indebtedness financing one or more Clean Energy Systems, and/or (z) develops or constructs (or is formed to develop or construct) one or more Clean Energy Systems, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Clean Energy Systems or any activities reasonably related or ancillary thereto, (iii) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness and (iv) is not a direct Subsidiary of a Guarantor or Borrower; and

(b) any Subsidiary that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Clean Energy Systems or any activities reasonably related or ancillary thereto, (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness and (v) is not a direct Subsidiary of a Guarantor or Borrower. For the avoidance of doubt, no Project Holdco shall be deemed a Non-Recourse Subsidiary.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, settlement payments or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise; provided, further, that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) any foreign equivalent of any of the foregoing. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Commitment or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, perfection of a security interest under or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Parent” means TerraForm Global, Inc., a Delaware corporation.

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(p).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA.

“Permitted Call Transaction” means one or more call or capped call option transactions (or substantively equivalent derivative transactions) on the Parent’s common stock purchased by Holdings or Borrower in connection with an issuance of Permitted Convertible Bond Indebtedness or Permitted Exchangeable Bond Indebtedness (each, a “Permitted Hedge Transaction”) and, if applicable, one or more call option or warrant transactions (or substantively equivalent derivative transactions) on the Parent’s common stock sold by Holdings, Borrower or Parent substantially concurrently with any such purchase (each, a “Permitted Warrant Transaction”).

“Permitted Convertible Bond Indebtedness” means Indebtedness of Parent having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of Parent (or other securities or property following a merger event or other change of the common stock of Parent) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Parent)).

“Permitted Convertible Bond Indebtedness Shareholder Loan” means a loan from Parent to Borrower or Holdings of the proceeds of Permitted Convertible Bond Indebtedness.

“Permitted Deferred Acquisition Obligation” means an obligation (including guaranties permitted hereunder) of Holdings, Borrower or any of Borrower’s Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions; provided that, with respect to each such acquisition, at the time Holdings or such Subsidiary undertakes such obligations, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.1).

“Permitted Equity Commitments” means obligations of Holdings, Borrower or any of Borrower’s Subsidiaries to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any guarantee by Holdings, Borrower or any of Borrower’s Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted by Section 6.6.

“Permitted Exchangeable Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of Parent (or other securities or property following a merger event or other change of the common stock of Parent) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Parent)).

“Permitted Foreign Jurisdictions” as defined in the definition of “Permitted M&A Transaction”.

“Permitted Hedge Transaction” has the meaning specified in the definition of the term “Permitted Call Transaction”.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted M&A Transaction” means any M&A Transaction; provided,

(i) immediately prior to entering into and after giving effect to the applicable acquisition agreement governing the related M&A Transaction, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) immediately prior to, and after giving effect thereto, the Specified Representations and specified acquisition agreement representations of a type similar to the “Specified Acquisition Agreement Representations” shall be true and correct in all material respects on and as of the date of such acquisition to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, including, without limitation, (a) Anti-Corruption Laws and applicable Sanctions, (b) the Trading with Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (c) the PATRIOT Act and (d) all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant thereto;

(iv) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired at the time of such acquisition (which, for the avoidance of doubt, may be less than 100% of the issued and outstanding Equity Interests of the acquired Person), directly or indirectly, by the Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(v) Borrower shall be in compliance with the financial covenants set forth in Section 6.7 by giving pro forma effect to such acquisition as if such acquisition had occurred on the first day of the current Fiscal Quarter, and by deeming historical financial performance of the acquired Person or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower);

(vi) (a) the M&A Transaction shall involve assets or a business line or unit or a division of a Person located in a jurisdiction that is not a Sanctioned Country and (b) if the M&A Transaction is funded with proceeds of any Revolving Loans (or any New Revolving Loans), the M&A Transaction shall involve assets or a business line or unit or a division of a Person located in a jurisdiction that is reasonably acceptable to the Requisite Lenders (it being agreed that (i) any jurisdiction where the Borrower and its Subsidiaries have assets or a business line or division prior to the Closing Date and (ii) each of the jurisdictions set forth on Schedule 1.1(b) (the “Permitted Foreign Jurisdictions”) shall, in each case, be deemed a reasonably acceptable jurisdiction); and

(vii) Borrower shall have delivered to Administrative Agent (A) a certificate of an Authorized Officer of Borrower certifying compliance with the foregoing clauses (i) through (vi), as applicable, and, if applicable, Section 5.10 and Section 5.11, and attaching all of the data required to be set forth in Schedules 4.1 and 4.2 and the schedules, if any, as required by the Collateral Documents with respect to all assets and Subsidiaries acquired in connection with such Permitted M&A Transaction and such certificate shall be deemed to supplement Schedules 4.1 and 4.2 and the schedules, if applicable, to the Collateral Documents for all purposes hereof and thereof, and (B) with respect to any proposed Permitted M&A Transaction as to which the aggregate total assets (measured in CFADS) to be acquired exceed 15.0% of the aggregate total assets of Borrower and its Subsidiaries prior to such Permitted M&A Transaction, a favorable written legal opinion as to such regulatory matters as Administrative Agent may reasonably request in form and substance reasonably satisfactory to Administrative Agent;

provided, that each Permitted M&A Transaction shall be consummated by a separate Project Holdco that holds no other assets. Notwithstanding the foregoing proviso, Borrower may designate Project Holdcos to acquire, directly or indirectly, multiple Persons so long as, after giving pro forma effect to such Permitted M&A Transaction as if such Permitted M&A Transaction had occurred on the first day of the current Fiscal Quarter, and by deeming historical financial performance of the acquired Persons or property for such Fiscal Quarter and each Fiscal Quarter prior thereto to be equal to the projected financial performance for the corresponding Fiscal Quarter in the following calendar year (as determined in the good faith reasonable judgment of Borrower), all such Project Holdcos and their respective subsidiaries shall not account for more than twenty percent (20%) of the aggregate CAFD for the previous four Fiscal Quarters. For the avoidance of doubt, the acquisition of a portfolio of Clean Energy Systems may be consummated by a single Project Holdco.

“Permitted Project Undertakings” means guaranties by or obligations of Holdings, Borrower or any of Borrower’s Subsidiaries in respect of Project Obligations or Permitted Deferred Acquisition Obligations.

“Permitted Tax Distributions” means cash dividends or other distributions or loans declared and paid by Borrower to Holdings and, with respect to any taxable period ending after the date hereof for which Holdings is treated as a pass through entity for U.S. federal income tax purposes, cash dividends or other distributions declared and paid, or loans made, by Holdings to the members of Holdings, in each case, for the sole purpose of funding the payments by the members of Holdings of the Taxes owed with respect to their respective allocable shares of the taxable net income for such period of Holdings and any of its Subsidiaries or Project Investments treated as pass through entities for U.S. federal income tax purposes (whether owned by Holdings directly or through other pass-through entities), provided that such dividends or other distributions shall not exceed, in any taxable period, the product of (a) the highest marginal effective combined Tax rates then in effect under the Internal Revenue Code and under the laws of any state and local taxing jurisdictions in which any member is required to pay income Taxes with respect to Holdings’ and such Subsidiaries’ and Project Investments’ combined net income (taking into account the deductibility of state and local taxes in computing federal income taxes) and (b) net taxable income of Holdings and such Subsidiaries and Project Investments for such taxable period (computed as if they were a single corporation) reduced by any net losses or credits or other tax attributes of Holdings or any such Subsidiary or Project Investment carried over from prior periods ending on or after the Closing Date, to the extent not previously taken into account in computing payments under this clause (b).

“Permitted Warrant Transaction” has the meaning specified in the definition of the term “Permitted Call Transaction”.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed (a) on the Closing Date, by Holdings and Borrower and (b) following the Post-IPO Reorganization, by (via supplement or otherwise) each additional Guarantor, substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Post-IPO Reorganization” as defined in Section 5.19.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be substantially in the form of Exhibit N or such other form as the Administrative Agent may approve.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Rata Share” means the percentage obtained by dividing the Revolving Exposure of that Lender by the aggregate Revolving Exposure of all Lenders.

“Project-Held CAFD” means, for any period, the amount of material net cash that has not been distributed (whether by dividend, distribution, payment of interest or other intercompany cash transfer) to the Borrower to the extent that such amount is not permitted to be distributed to the Borrower as of the date of determination without any prior governmental approval (that has not been obtained) or by operation of the terms of any Organizational Document, agreement, instrument, judgment, decree, order, statute, rule or governmental regulation (other than any instrument or agreement governing any Non-Recourse Project Indebtedness); provided, that, specific cash shall not be deemed “Project-Held CAFD” for a period of 180 days following the initial determination that such specific cash would otherwise be deemed “Project-Held CAFD” if, on the date of determination, the Borrower has delivered an officer’s certificate setting forth the amount and the steps the Borrower and any other applicable Person shall take within such 180-day period to cause such cash to be permitted to be distributed to the Borrower if the Borrower in good faith reasonably believes that such steps will be taken and will cause the Borrower to be able to distribute such cash during such 180-day period. Notwithstanding the foregoing, the parties hereto agree that as of the Closing Date, “Project-Held CAFD” is equal to zero.

“Project Holdco” means (a) from the Closing Date until the Post-IPO Reorganization, a wholly-owned Domestic Subsidiary of Borrower and (b) from and after the Post-IPO Reorganization, a wholly-owned Subsidiary of Borrower or a wholly-owned Guarantor Subsidiary of which, in each case, (i) 100% of the Equity Interests have been pledged to the Collateral Agent under the Collateral Documents and (ii) such Project Holdco shall be organized in an Approved Jurisdiction.

“Project Investment” means, with respect to any Subsidiary, any corporation, partnership, limited liability company, association, joint venture or other business entity of which up to, but not greater than, 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned by such Subsidiary. For the avoidance of doubt, a “Project Investment” shall not constitute a subsidiary.

“Project Obligations” means, as to Holdings or any subsidiary, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; tax indemnities; operation and maintenance agreements; leases; easements and other contracts governing real property interests; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; any other contracts or agreements entered into in connection with any of the foregoing or otherwise ancillary or incidental thereto; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Clean Energy Systems.

“Project Support Agreement” means that certain Support Agreement, dated as of August 5, 2015, by and between Holdings and SunEdison (as may be amended, supplemented or otherwise modified from time to time).

“Project Investment Agreement” means that certain Project Investment Agreement, dated as of August 5, 2015, by and among Parent and SunEdison (as may be amended, supplemented or otherwise modified from time to time).

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.

“PUHCA” as defined in Section 4.26(a).

“PUHCA Exemption” as defined in Section 4.26(b).

“PUHCA Regulations” as defined in Section 4.26(a).

“Qualified Acquisition” means any transaction or series of transactions (i) pursuant to which the Borrower or its Subsidiaries acquires, for an aggregate purchase price of not less than $200 million, (w) a Controlling interest (or, if it shall already own a Controlling interest in such Person, an additional interest) in excess of 50% of, or (x) solely when ownership by Borrower or its Subsidiaries of more than 50% of a Controlling interest is prohibited by applicable law or commercially impracticable due to applicable law, an interest less than or equal to 50% whereby the Borrower or its Subsidiaries in any event assume Control of, or (y) property or assets of, or (z) an operating division or business unit of, any other Person and (ii) which is designated by the Borrower by written notice to the Administrative Agent as a Qualified Acquisition.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“REC Hedge” means any purchase, sale, swap, hedge, or similar arrangement relating to renewable energy credits.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the amount of Revolving Exposure of all Lenders shall be determined by disregarding the Revolving Exposure of any Defaulting Lender.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding, other than a dividend payable solely in shares of a class of stock to the holders of that class, any payment by Borrower in respect of Borrower’s guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Borrower and any payment by Holdings in respect of Holdings’ guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Holdings; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Holdings or Borrower to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries) now or hereafter outstanding, other than any payment by Borrower in respect of Borrower’s guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Borrower and any payment by Holdings in respect of Holdings’ guarantee of any Permitted Convertible Bond Indebtedness issued by Parent or in respect of any Permitted Exchangeable Bond Indebtedness of Holdings; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings to the extent paid, directly or indirectly, by Holdings, Borrower or any of their respective Subsidiaries (it being understood that none of the foregoing clauses shall prohibit any payments in connection with any Permitted Warrant Transaction to the extent such payments are equal to or less than any payments received in connection with any Permitted Hedge Transaction entered into substantially concurrently with such Permitted Warrant Transaction) now or hereafter outstanding. For the avoidance of doubt, none of (i) payments to or on behalf of Parent pursuant to the Management Services Agreement, (ii) payments by Borrower or Holdings of operating expenses of Parent to the extent allocable to the operations of Holdings and its Subsidiaries, (iii) payments to Parent in respect of Permitted Convertible Bond Indebtedness Shareholder Loans or (iv) payments to purchase Permitted Hedge Transactions shall constitute Restricted Junior Payments.

“Restricted Subsidiary” means any subsidiary of Borrower other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or such Issuing Bank shall determine.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate and, for the avoidance of doubt, includes any New Revolving Loan Commitments. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $485 million.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the 4-year anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of any Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.

“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions. At the time of this Agreement, each of Cuba, Iran, North Korea, Sudan, Crimea and Syria is a Sanctioned Country.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, any other applicable Governmental Authority of the U.S., the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (including, but not limited to, each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto), or the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means the 9.75% Senior Notes due 2022 issued by Borrower pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and all other documents executed and delivered in connection with the Senior Notes.

“Senior Notes Indenture” means Indenture dated as of August 5, 2015 pursuant to which the Senior Notes were issued.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to all Credit Parties and their Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and their Subsidiaries’, on a consolidated basis, liabilities (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and their Subsidiaries’, on a consolidated basis, present assets; (b) the Credit Parties’ and their Subsidiaries’, on a consolidated basis, capital is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Credit Parties and their Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties and their Subsidiaries, on a consolidated basis, are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).

“Specified Acquisition Agreement Representations” means, with respect to any M&A Transaction, the representations made by or with respect to an Acquired Business in the applicable acquisition agreement as are material to the interests of the Lenders and the Arrangers, in their capacities as such, but only to the extent that the Borrower or its Affiliates have the right not to consummate the related M&A Transaction, or to terminate their obligations (or otherwise do not have an obligation to close), under such acquisition agreement (in each case in accordance with the terms of such acquisition agreement) as a result of a failure of such representations in such acquisition agreement to be true and correct.

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a), 4.1(b)(iii), 4.3, 4.4(a)(i), 4.4(a)(ii), 4.4(b), 4.6, 4.17, 4.18, 4.22 and 4.25 and Section 5.4 of the Pledge and Security Agreement or the corresponding sections (if any) of the applicable Collateral Documents.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that, in the case of Letters of Credit, such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of Borrower. For purposes of Sections 4.2, 4.11, 4.12, 4.20, 4.23, 4.25, 4.26, 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(i), 5.1(n), 5.1(p), 5.3, 5.8, 5.9 and 5.17 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.

“SunEdison” means SunEdison, Inc., a Delaware corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Terminated Lender” as defined in Section 2.23.

“Title Policy” as defined in Section 5.11.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing any Issuing Bank for any amount drawn under any Letter of Credit issued by such Issuing Bank, but not yet so applied), and (ii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unreimbursed Amount” as defined in Section 2.4(d).

“Unrestricted Cash” means the aggregate amount of Cash and, to the extent readily monetized, Cash Equivalents held in accounts of Borrower and the Guarantors that are subject to a First Priority lien in favor of the Collateral Agent and subject to an agreement substantially in the form of Exhibit D to the Pledge and Security Agreement (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent) to the extent that the use of such Cash for application to payment of the Obligations is not prohibited by law or expressly prohibited under any contract or other agreement and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent and any statutory Liens in favor of banks (including rights of set-off)).

“Unrestricted Subsidiary” means any subsidiary of Borrower designated on Schedule 4.1 as an Unrestricted Subsidiary as of the date hereof or designated by an Authorized Officer of Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the date hereof, and any subsidiaries of any such designated Unrestricted Subsidiaries acquired or formed after such designation. Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any subsidiary of Borrower (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries have not at the time of designation, and do not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary, (ii) Borrower may not designate (A) any Project Holdco set forth on Schedule 5.15 or any successor thereto or any of their respective subsidiaries to be an Unrestricted Subsidiary or (B) any direct or indirect parent of a Project Holdco to be an Unrestricted Subsidiary, (iii) until total CAFD distributed or otherwise paid to Borrower or Holdings in the aggregate for any trailing twelve-month period is greater than $500,000,000, the Borrower may not designate any subsidiary to be an Unrestricted Subsidiary if such designation would cause the aggregate amount of CAFD distributed or otherwise paid to Borrower or Holdings by all Unrestricted Subsidiaries for the

previous four Fiscal Quarters (or, if shorter with respect to any Unrestricted Subsidiary, the period commencing on the latest date any such subsidiary is acquired by a Subsidiary of Holdings and ending on the date of determination) to exceed 20% of the total CAFD distributed or otherwise paid to Borrower or Holdings in the aggregate for such period and (iv) the Borrower may not designate any subsidiary to be an Unrestricted Subsidiary if such subsidiary is a “restricted subsidiary” or has a similar designation under any loan agreement, mortgage, indenture or other agreement relating to Indebtedness (including, without limitation, the Senior Notes Indenture, but excluding Indebtedness that would constitute Non-Recourse Project Indebtedness if such subsidiary were a Restricted Subsidiary).

“U.S. Lender” as defined in Section 2.20(c).

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. Unless otherwise specifically indicated, any reference to any statute, regulation or law herein shall refer to such statute, regulation or law, as applicable, as amended, modified or supplemented from time to time.

1.4. Exchange Rates; Currency Equivalents.

(a) The applicable Issuing Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit issued by such Issuing Bank and other amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the applicable Issuing Bank.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

(c) Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the applicable Issuing Bank, which approval shall not be unreasonably withheld, conditioned or delayed. If an Issuing Bank consents to the issuance of Letters of Credit in such requested currency, such Issuing Bank shall so notify Borrower and the Administrative Agent, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for the purposes of any Letter of Credit.

1.5. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. [Reserved.]

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans in Dollars to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.2(b), whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than (a) 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and (b) 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered at such later time on the Closing Date with respect to Base Rate Loans and such period shorter than three Business Days with respect to Eurodollar Rate Loans, in each case as may be agreed by Administrative Agent. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Promptly following receipt of a Funding Notice in respect of Revolving Loans, Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Pro Rata Share of the requested Borrowing, if any, together with the applicable interest rate.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Administrative Agent shall make the proceeds of such Revolving Loans received from the Lenders available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars, equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

2.3. [Reserved.]

2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of Holdings, Borrower or any of Borrower’s subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars or one or more Alternative Currencies; (ii) the stated amount of each

Letter of Credit shall not be less than $250,000 (or the Alternative Currency Equivalent thereof in any Alternative Currency) or such lesser amount as is acceptable to such Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) after giving effect to such issuance, in no event shall the Letter of Credit Foreign Usage exceed the Letter of Credit Foreign Sublimit then in effect; (vi) in no event shall any Letter of Credit have an expiration date later than the date which is one year from the date of issuance of such Letter of Credit; and (vii) in no event shall any Letter of Credit have an expiration date later than the Letter of Credit Expiration Date. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period; provided, such Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided further, if any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank or Cash Collateralized pursuant to Section 2.22(a), satisfactory to such Issuing Bank (in its sole discretion) to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Issuing Bank shall be required to issue Letters of Credit in excess of the amount set forth opposite its name on Appendix A-2. Notwithstanding anything to the contrary contained herein, Appendix A-2 may be amended with the consent of Borrower and each Issuing Bank that would be directly affected by such amendment. Barclays shall not be required to issue any Letter of Credit that is not a standby letter of credit.

Notwithstanding anything to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, regulation or statute applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally (including, without limitation, such Issuing Bank’s inability (whether due to internal policies or otherwise) to issue Letters of Credit in particular jurisdictions); or

(iii) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(b) Notice of Issuance. Subject to Section 3.2(b), whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and the applicable Issuing Bank (as selected by the Borrower) an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by an Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the applicable Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application (appropriately completed and signed by an Authorized Officer of the Borrower including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank) on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit, and thereafter, Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e) (and provide a copy of such Letter of Credit or amendment or modification to a Letter of Credit at Lender’s request).

(c) Responsibility of Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and any Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of any Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against each Issuing Bank for any liability arising out of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has honored a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Bank on or before the date which is two Business Days following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in (x) if such Letter of Credit is denominated in Dollars, Dollars and (y) if such Letter of Credit is denominated in an Alternative Currency, such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars and, in each case of clause (x) and (y), in same day funds equal to the amount of such honored drawing (“Unreimbursed Amount”); provided, anything contained herein to the contrary notwithstanding, (i) in no event shall a failure by the Borrower to reimburse such Issuing Bank for the Unreimbursed Amount constitute an Event of Default if such Unreimbursed Amount is funded by the making of Revolving Loans pursuant to clause (iii) of this proviso, (ii) unless Borrower shall have notified Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Bank for the Unreimbursed Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing, and (iii) subject to satisfaction or waiver of the conditions specified in Section 3.2(a)(ii), (iii), (iv) and (v), Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof; provided, that the

Reimbursement Date for such drawing shall be the date which is two Business Days following Borrower’s receipt of such notice. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank issuing such Letter of Credit a participation (denominated in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower does not for any reason reimburse the applicable Issuing Bank as provided in Section 2.4(d), such Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the Unreimbursed Amount and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by such Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to the applicable Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the applicable Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.4(e) in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank. In the event the applicable Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute in Dollars to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Borrower to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; (viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that the foregoing shall not be construed to excuse such Issuing Bank under the applicable Letter of Credit from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) (A) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (B) the issuance of any Letter of Credit by such Issuing Bank or the use of the proceeds therefrom (including any refusal by such Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether such Issuing Bank is a party thereto, in each case other than as a result of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower. An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required from the replaced Issuing Bank if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateralization of Letters of Credit.

(i) If the Administrative Agent notifies Borrower at any time that (a) the Letter of Credit Usage exceeds the Letter of Credit Sublimit then in effect or (b) the Letter of Credit Foreign Usage exceeds the Letter of Credit Foreign Sublimit then in effect, then, within two Business Days after receipt of such notice, Borrower shall Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Letter of Credit Usage and/or Letter of Credit Foreign Usage, as applicable (net of Cash Collateralized amounts), as of such date of payment to an amount not to exceed 100% of the Letter of Credit Sublimit and/or Letter of Credit Foreign Sublimit, as applicable, then in effect.

(ii) With respect to any Letter of Credit with an expiration date on or after the Revolving Commitment Termination Date, no later than ten Business Days prior to the Revolving Commitment Termination Date, the Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount.

(iii) In the event that Borrower does not for any reason comply with its obligation to provide Cash Collateral or backstop letters of credit as set forth in clause (ii) above, Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such Lender’s respective participation in the Letter of Credit based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by the applicable Issuing Bank, make Revolving Loans that are Base Rate Loans in the amount of such Lender’s Pro Rata Share of the Minimum Collateral Amount, the proceeds of which shall be applied directly by Administrative Agent to satisfy Borrower’s obligation to provide Cash Collateral as set forth in clause (ii) above.

(j) Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (i) any failure by Borrower to repay any drawing under any Letter of Credit denominated in an Alternative Currency which has not been converted to a Revolving Loan (or to pay interest due thereon) on its scheduled due date or (ii) any repayment by Borrower of such a drawing (or payment of interest thereon) in a currency other than the currency of such Letter of Credit or Dollars, including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its participation in such Letter of Credit, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Revolving Loans made on the Closing Date shall be used by the Borrower (i) to repay in full or in part all Indebtedness and other obligations outstanding under, evidenced by or related to the Existing Credit Agreement and to terminate any commitments to lend or make other extensions of credit thereunder and (ii) to fund certain fees, expenses and other transaction costs payable under the Existing Credit Agreement and this Agreement. The proceeds of the Revolving Loans and Letters of Credit made after the Closing Date shall be used by Borrower to fund fees and expenses payable hereunder and for general corporate purposes of the Borrower not in contravention of any law, including to provide for ongoing working capital requirements.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans. The entries in the Register shall be conclusive, absent manifest error, and binding on Borrower, each Lender and Administrative Agent. The Borrower, each Lender and Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any

Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Borrower agrees to pay to any Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on the date on which the related drawing under a Letter of Credit is reimbursed in full or, on and after the Reimbursement Date, on demand. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.8(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.10. Default Interest. Automatically if the Obligations shall have been accelerated pursuant to Section 8.1 or upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), and at the request of the Requisite Lenders upon the occurrence and during the continuance of any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent in Dollars at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) [Reserved.]

(e) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. [Reserved.]

2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding); and

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans;

in each case given in the form of a Prepayment Notice to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such original notice for Revolving Loans by telefacsimile or telephone to each Lender). Upon the giving of any such Prepayment Notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that a Prepayment Notice made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice). Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Borrower may, upon not less than three Business Days’ prior written notice to Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be, unless otherwise agreed by the

Administrative Agent in an aggregate minimum amount of $2,000,000 and in integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of Revolving Commitments in excess of the Total Utilization of Revolving Commitments at such time). Any Revolving Commitments terminated under this Section 2.13(b) may not be re-established.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that a Prepayment Notice made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice).

2.14. Mandatory Prepayments.

(a) [Reserved.]

(b) [Reserved.]

(c) Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries (other than Non-Recourse Subsidiaries) of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay any Loans (without any permanent reduction of Revolving Commitments) as set forth in Section 2.15(b) in an aggregate amount equal to the lesser of (x) the outstanding amount of the Loans and (y) 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d) Revolving Loans. Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(e) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.14(c), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the lesser of (x) the outstanding amount of the Loans at such time and (y) an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Notwithstanding the foregoing, in no event shall any mandatory prepayment required by this Section 2.14 result in a permanent reduction to the Revolving Commitments under this Agreement.

2.15. Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable Prepayment Notice; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Section 2.14(c) shall be applied as follows:

first, to prepay the Revolving Loans to the full extent thereof;

second, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

third, if the Letter of Credit Usage exceeds the Letter of Credit Sublimit then in effect or the Letter of Credit Foreign Usage exceeds the Letter of Credit Foreign Sublimit then in effect, to Cash Collateralize Letters of Credit.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars (unless otherwise expressly provided herein) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in the Prepayment Notice given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.18, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include any Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition, cost or expense (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Issuing Bank for purposes of this Section 2.19(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives issued by any United States or foreign regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the change in law, regulation or statute giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the change in law, regulation or statute giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect thereof).

2.20. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Credit Party or any other Person acting as a withholding agent is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include any Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make any such deduction or withholding and shall timely pay, or cause to be paid, the full amount of any such Tax deducted or withheld to the relevant Governmental Authority in accordance with applicable law before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided in this Section 2.20, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; provided, Borrower shall not be required to pay any additional amounts to any Lender under clause (iii) above with respect to any Excluded Taxes of any Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or any other form prescribed by applicable law

(or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, W-9 and/or any other form prescribed by applicable law (or, in each case, any successor form), or a Certificate re Non-Bank Status and two copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as the case may be (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by this Section 2.20(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

Notwithstanding anything in this clause (c) to the contrary, the completion, execution and submission of such documentation (other Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY or W-9 (or, in each case, any successor form) or a Certificate re Non-Bank Status) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(d) Notwithstanding anything to the contrary, Borrower shall not be required to pay any additional amount pursuant to Section 2.20(b) with respect to any United States federal withholding tax imposed on any “withholdable payments” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA.

(e) Without limiting the provisions of Section 2.20(b), the Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes, upon submission of reasonable proof of such payment. The applicable Credit Party shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f) The Credit Parties shall jointly and severally indemnify each Beneficiary for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.21. Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of the Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable

Commitments (without giving effect to Section 2.22(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.22(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or the applicable Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Collateral Agent, for the benefit of the applicable Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.22, the Person providing Cash Collateral and such Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(e) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.22(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or Cash Collateralized in the Minimum Collateral Amount. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6. Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Goldman Sachs or its successor as Administrative Agent pursuant to Section 9.7.

2.24. Incremental Facilities. Borrower may by written notice to Administrative Agent elect to request, prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $265,000,000 in the aggregate. Such New Revolving Loan Commitments shall not be less than $2,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and shall be in integral multiples of $100,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment; and provided further that any New Revolving Loan Lender must be reasonably satisfactory to the Issuing Banks. Such New Revolving Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments; (2) both before and after giving effect to such New Revolving Loan Commitments each of the applicable conditions set forth in Section 3.2 shall be satisfied (provided that with respect to any New Revolving Loans that shall be used in whole or in part to finance a Permitted M&A Transaction, the conditions precedent to the extension of credit thereunder regarding the accuracy of representations and warranties (other than Specified Representations and Specified Acquisition Agreement Representations) and the requirement of the absence of a Default or Event of Default may be waived by the New Revolving Loan Lenders or limited as mutually agreed upon by Borrower and the New Revolving Loan Lenders (other than an Event of Default arising under Section 8.1(a), (f) or (g)); (3) Borrower shall be in pro forma compliance with the covenants set forth in Section 6.7(a) and Section 6.7(b) as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments; (4) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments and (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders, and (z) the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.24.

The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender or each Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) in respect of each Credit Party, (A) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (B) signature and incumbency certificates of the officers, authorized representatives or directors, as applicable, of such Credit Party that are executing the Credit Documents and the Funding Notice, in substantially the form of Exhibit M; (C) resolutions of the member, board of managers, board of directors, or other applicable governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or assistant secretary or, in the case of any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member as being in full force and effect without modification or amendment; and (D) such documents and certifications as Administrative Agent may reasonably require to evidence (1) that such Credit Party is in good standing in such Credit Party’s jurisdiction of incorporation, organization or formation and (2) each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; and (ii) in respect of Parent, resolutions of the board of directors approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents by each Credit Party, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.2.

(d) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Transaction Costs. On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f) Existing Indebtedness.

(i) On the Closing Date, (i) Holdings and its Subsidiaries and (ii) the Bridge Borrower shall have (a) repaid in full all Indebtedness and other obligations outstanding under, evidenced by or related to the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, and

(c) delivered to Administrative Agent a customary payoff letter (or other reasonably satisfactory confirmation of the foregoing) and all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder.

(ii) After giving effect to the consummation of transactions contemplated hereby, neither the Borrower nor its Subsidiaries will have any third party Indebtedness for borrowed money other than (i) the Senior Notes and any Indebtedness incurred under this Agreement, (ii) any non-recourse project financing, (iii) for the avoidance of doubt, any other Indebtedness of the type described in clause (a) – (m), (v) and (w) of Section 6.1 hereof, and (iv) other debt approved by Administrative Agent in its reasonable discretion.

(g) Interest Payment Agreement. Borrower shall have delivered to Administrative Agent a copy of the Interest Payment Agreement, duly executed by the Borrower, Holdings, SunEdison and SunEdison Holdings Corporation, in form and substance reasonably satisfactory to Administrative Agent.

(h) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii) to the extent applicable, fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the Pledge and Security Agreement;

(iv) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral.

(i) Financial Statements; Projections. Administrative Agent shall have received from Borrower (i) the Historical Financial Statements and (ii) pro forma consolidated balance sheets and statements of income of Parent reflecting the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall satisfy the requirements of Article 11 of Regulation S-X for a registration statement on Form S-1.

(j) [Reserved].

(k) Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(l) Fees. Borrower shall have paid (or will concurrently pay with the proceeds of the Revolving Loans made on the Closing Date) to each Agent the fees payable on or before the Closing Date referred to in Section 2.11(e) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date, in each case for which invoices have been presented at least one day prior to the Closing Date.

(m) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Borrower.

(n) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(o) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arrangers, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.

(p) PATRIOT Act. At least 5 Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”), to the extent requested at least 10 days prior to the Closing Date.

(q) Intercompany Note. Borrower shall have delivered to Administrative Agent an Intercompany Note duly executed by Borrower, Guarantors and each of Borrower’s other Subsidiaries which is party to an intercompany loan with a Credit Party (other than any Subsidiary that is prohibited from executing the Intercompany Note by the terms of Non-Recourse Project Indebtedness permitted hereunder) and an endorsement thereto duly executed by each Credit Party.

(r) Initial Public Offering of Parent. On the Closing Date, the Administrative Agent shall have received evidence reasonably satisfactory to it that the initial public offering of shares of Class A common stock of Parent shall have been completed.

(s) Senior Notes. On the Closing Date, the Administrative Agent shall have received an executed copy of the Senior Notes Indenture and evidence reasonably satisfactory to the Administrative Agent that the sale by Borrower of the Senior Notes shall have been completed.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or each Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date (except with respect to (vii) below), is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, executed by an Authorized Officer in accordance with Section 2.2(b) or Section 2.4(b), as applicable.

(ii) Total Utilization of Revolving Commitments. After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect.

(iii) Accuracy of Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(iv) Financial Covenants. Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the Credit Date for which financial statements are available after giving effect to the Credit Extensions requested on such Credit Date.

(v) No Event of Default or a Default. As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension and the transactions to be consummated on such Credit Date that would constitute an Event of Default or a Default.

(vi) Letter of Credit. On or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit. In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable Issuing Bank would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(vii) Fees. Borrower shall have paid to Agent, or instructed Agent to pay with the proceeds of such Credit Extension, the fees payable on or before such Credit Date referred to in Section 2.11(a) and all expenses payable pursuant to Section 10.2 which have accrued as of such Credit Date and been invoiced to Borrower.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lender and Issuing Bank, on the Closing Date and, subject to the materiality qualifier set forth in Section 3.2(a)(iii), on each Credit Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, as of the Closing Date, as identified in Schedule 4.1, (b) has all requisite power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted and (iii) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2 or as permitted by Section 6.2(u), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any Credit Party or, in any material respect, any other Subsidiary of Holdings, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except, in this clause (a)(iii), where such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with the applicable accounting standards set forth in Schedule 4.7 and fairly present, in all material respects, the financial position, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole. The representations of each Credit Party in this Section 4.7 about Historical Financial Statements for each project acquired by or to be acquired by Holdings or its Subsidiary from a Person who is not an Affiliate of Holdings (or from a Person who is an Affiliate of Holdings if such Affiliate acquired such project after January 1, 2014) are made to the Credit Parties’ knowledge for periods prior to such acquisition.

4.8. Projections. On and as of the Closing Date, the consolidated projections of Holdings and its Subsidiaries for the period of Fiscal Year 2016 through and including Fiscal Year 2020, on a quarterly basis for Fiscal Year 2016 and Fiscal Year 2017 and a yearly basis thereafter (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9. No Material Adverse Effect. No event, circumstance or change exists that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10. No Restricted Junior Payments. As of and following the Closing Date, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. All income and other material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (other than Taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings). There is no proposed Tax deficiency, in writing, against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made or provided therefor. Holdings is treated as a partnership for U.S. federal income tax purposes.

4.13. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except, with respect to any Non-Recourse Subsidiary, as could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Material Real Estate Assets (excluding easements and other ancillary real property interests that are not fee owned or leased), and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Material Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder that would reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any currently applicable Environmental Law or pursuant to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is subject to any pending or, to their knowledge, threatened, Environmental Claim, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, there are and have been no events, conditions or occurrences that would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, compliance with all currently applicable Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Holdings and its Subsidiaries, there are no activities, events, conditions or occurrences with respect to Holdings or any of its Subsidiaries relating to their compliance with any Environmental Law or with respect to any Release of Hazardous Materials that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date (other than agreements not material to the business of Holdings and its Subsidiaries taken as a whole), and except as described thereon, all such Material Contracts are in full force and effect and, to Holdings’ knowledge, no defaults currently exist thereunder that could reasonably be expected to have a Material Adverse Effect.

4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Federal Reserve Regulations; Exchange Act. (a) None of Holdings or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans.

(a) Borrower, each of the Guarantors and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of the Guarantors or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of the Guarantors. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of the Guarantors or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, the Guarantors and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of

ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of the Guarantors and each of their ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its ERISA Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in material liability to the Borrower or any of its Subsidiaries. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries. The present value of the aggregate accumulated benefit liabilities of all Foreign Pension Plans where the plan’s benefit liabilities exceeds the fair market value of its assets (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of all such Foreign Pension Plans

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to Agents and Lenders.

4.22. Solvency. The Credit Parties and their Subsidiaries are, on a consolidated basis, Solvent.

4.23. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24. Disclosure. The representations and warranties of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information), when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance in all material respects with (a) Anti-Corruption Laws, (b) applicable Sanctions, (c) the Trading with Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (d) the PATRIOT Act and (e) all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, including without limitation the United States Foreign Corrupt Practices Act of 1977, or applicable Sanctions.

4.26. Energy Regulatory Matters.

(a) Holdings does not own or control, directly or indirectly through its Subsidiaries, any electric generation, transmission or distribution facility in the United States. Each Subsidiary of Holdings that directly owns electrical generating facilities located outside of the United States is a foreign utility company (“FUCO”) as defined in the Public Utility Holding Company Act of 2005 (“PUHCA”) and the regulations of the Federal Energy Regulatory Commission (“FERC”) at 18 C.F.R. Part 366 (“PUHCA Regulations”)

(b) Holdings, SunEdison, and any of their Subsidiaries are not subject to, or are exempt from, regulation under the federal access to books and records provisions of PUHCA (the “PUHCA Exemption”). Any of Holdings, SunEdison, and any Subsidiary of either that is a holding company as defined under PUHCA, (i) is a holding company under PUHCA solely with respect to one or more FUCOs, “qualifying facilities” as defined in FERC’s regulations at 18 C.F.R. Part 292 under the Public Utility Regulatory Policies Act of 1978, or “exempt wholesale generators” under PUHCA and the PUHCA Regulations (“Exclusive Holding Company Status”), and (ii) are entitled to the benefit of blanket authorization under Section 203(a)(2) of the Federal Power Act pursuant to 18 C.F.R. § 33.1(c)(6) and (c)(8) (the “203 Blanket Authorization”).

(c) The FUCO status of each Subsidiary of Holdings that directly owns electrical generating facilities located outside of the United States, the PUHCA Exemption, the Exclusive Holding Company Status, and the 203 Blanket Authorization are referred to as the “Federal Energy Regulatory Authorizations, Exemptions, and Waivers”.

(d) None of Holdings or any Subsidiary of Holdings will, as the result of entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to laws and regulations administered by any Governmental Authority outside of the United States respecting the rates of, or the financial or organizational regulation of, electric utilities (“Foreign Utility Regulations”), except as listed on Schedule 4.26 as such schedule may be amended by Borrower from time to time before or after the Closing Date.

(e) None of the Lenders or any of their “affiliates” (as defined under the PUHCA Regulations) of any of them will, solely as a result of each of Holdings’ and its Subsidiaries’ respective ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or Holdings’ or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to regulation under PUHCA or Foreign Utility Regulations, except that the exercise by the Administrative Agent or the Lenders of certain foreclosure remedies allowed under the Credit Documents may subject the Administrative Agent, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under PUHCA or Foreign Utility Regulations.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made, and other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount)), each Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:

(a) [Reserved];

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2015, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2015, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate and an updated organizational chart of the Borrower in the form of Schedule 4.2;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or (iv) the occurrence of any default or event of default with respect to any Indebtedness of any Person that is secured by a Lien permitted under Section 6.2(r), a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of the Guarantors or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of the Guarantors or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable but in any event no later than the earlier of (i) twenty (20) Business Days following the occurrence of the annual investor earnings presentation of Parent and (ii) ninety (90) days following the beginning of each Fiscal Year, commencing with the Fiscal Year 2016, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year;

(j) Insurance Certificate. If requested by the Administrative Agent, as soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Holdings’ insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(k) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days, after the termination or amendment of any Material Contract of Holdings or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;

(l) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate form, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any portion of the Collateral is damaged or destroyed and such damage or destruction would reasonably be expected to result in a Material Adverse Effect;

(m) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, proxy statements and material reports or notices sent or made available generally by any Credit Party to its equity holders acting in such capacity other than SunEdison or any of its subsidiaries or, upon the reasonable request of the Administrative Agent, by any other Subsidiary of Holdings to its equity holders acting in such capacity other than SunEdison or any of its subsidiaries and (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, provided that any of the foregoing information which is filed with the Securities and Exchange Commission or otherwise made available to the public, and in each case posted on an Internet website to which each Lender and the Administrative Agent have access shall be deemed to have been delivered to Administrative Agent and Lenders;

(o) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its Subsidiaries and their Securities;

(p) Non-Recourse Project Indebtedness. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a reconciliation demonstrating in reasonable detail the amount of Non-Recourse Project Indebtedness of all Non-Recourse Subsidiaries; and

(q) Public Filings. Notwithstanding anything to the contrary contained herein, so long as Parent (x) continues to control, directly or indirectly, more than 50% of the voting stock of Holdings, (y) consolidates Holdings and its Subsidiaries in accordance with GAAP and (z) has no material operations, assets or revenues other than those of Holdings and its Subsidiaries, the filing by Parent of its quarterly, annual and current reports and consolidated financial statements on either the U.S. Securities and Exchange Commission’s EDGAR filing system or a publicly accessible website, and a publicly accessible quarterly conference call of the Parent, will be deemed to satisfy the obligations of Holdings under Sections 5.1(b) and (c) hereof so long as Holdings delivers a copy thereof to the Administrative Agent within the time periods set forth in Sections 5.1(b) and (c) hereof (and any references to (x) the financial statements of Holdings and its Subsidiaries delivered pursuant to Sections 5.1(b) or (c) hereof shall be deemed to be references to the applicable financial statements of Parent and its Subsidiaries and (y) Holdings in the definitions of “CAFD”, “CFADS” and “Fixed Charges” shall be deemed to be references to Parent); provided that in the case of the quarterly and annual reports, the same are accompanied by information that explains in reasonable detail the differences, if any, between the information relating to Parent and any of its Subsidiaries other than Holdings and its Subsidiaries, on the one hand, and the information relating to Holdings and its Subsidiaries on a stand-alone basis, on the other hand.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or that it is desirable to cease or change the business of such Person, and if the loss thereof is not disadvantageous in any material respect to the Borrower or to Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, file all income and other material Tax returns and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. If applicable, without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to Section 5.18, each such policy of insurance of a Credit Party shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP or IFRS, as applicable, shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Default or Event of Default has occurred and is continuing, such inspections shall be limited to once per year.

5.7. Lenders Meetings. Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held telephonically or at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, applicable provisions of ERISA and the Internal Revenue Code and the laws applicable to any Foreign Pension Plan), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(ii) as soon as practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (2) any remedial action taken by Holdings or any other Person in connection with a violation of applicable Environmental Law or the Release of any Hazardous Materials, which in either event would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect and (2) any Release required to be reported to any Governmental Authority that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Response to Environmental Claims and Violations of Environmental Laws. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that (x) any Person becomes a direct or indirect Subsidiary of Borrower and a direct or indirect parent of any Project Holdco or (y) any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a direct or indirect Subsidiary of Borrower and a direct or indirect parent of any Project Holdco, Borrower shall (a)(i) promptly cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and (ii) as soon as practicable thereafter, grant a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, in all property of such Subsidiary which constitutes Collateral, on such terms as may be required pursuant to the terms of the Pledge and Security Agreement and the other Collateral Documents, as applicable, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents (including legal opinions, which shall in any event be required in connection with the Post-IPO Reorganization), instruments, agreements, and certificates reasonably requested by Collateral Agent.

In the event that any Person becomes a direct or indirect Subsidiary of Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary after the Closing Date (in each case, other than a Non-Recourse Subsidiary), and the ownership interests of such Subsidiary are owned by Borrower or by any Guarantor Subsidiary hereunder, (i) such Subsidiary shall be organized in an Approved Jurisdiction, and (ii) Borrower shall, or shall cause such Guarantor Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Guarantor Subsidiary to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the applicable Collateral Documents in all outstanding Equity Interests of such Subsidiary. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein, (i) neither Holdings nor any of its Subsidiaries shall be required to grant a security interest in the Equity Interests of any Non-Recourse Subsidiary or Unrestricted Subsidiary and (ii) no Non-Recourse Subsidiary or Unrestricted Subsidiary shall be required to become a Guarantor hereunder.

Notwithstanding the foregoing, First Priority Liens required to be granted pursuant to this Section 5.10 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased by a Credit Party on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets, including the following:

(i) with respect to owned Material Real Estate Assets,

(1) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions;

(2) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state in which such Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other customary matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(3) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent (each, a “Title Policy”), in amounts not less than the fair market value of such Material Real Estate Asset, together with a title report issued by a title company with respect thereto in form and substance reasonably satisfactory to Collateral Agent, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Material Real Estate Asset in the appropriate real estate records;

(4) (A) a completed Flood Certificate with respect to such Material Real Estate Asset, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Material Real Estate Asset is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Material Real Estate Asset and (y) as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program; and (C) if such Material Real Estate Asset is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;

(5) Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to such Material Real Estate Asset; and

(6) an ALTA survey of such Material Real Estate Asset, certified to Collateral Agent; and

(ii) with respect to Leasehold Properties that are Material Real Estate Assets (unless otherwise agreed by Administrative Agent),

(1) a Landlord Consent and Estoppel; and

(2) evidence that such Leasehold Property is a Recorded Leasehold Interest.

In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. For the avoidance of doubt, this Section 5.11 shall not apply with respect to real property owned by Non-Recourse Subsidiaries.

5.12. [Reserved.]

5.13. Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries (other than Non-Recourse Subsidiaries and Project Holdcos) and all of the outstanding Equity Interests of Borrower and its Subsidiaries (in each case, subject to limitations contained in the Credit Documents with respect to Non-Recourse Subsidiaries).

5.14. Cash Management Systems. Unless otherwise consented to by Agents or Requisite Lenders, the Credit Parties shall establish and maintain cash management systems reasonably acceptable to Administrative Agent.

5.15. Designation of Subsidiaries. An Authorized Officer of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of an Authorized Officer of Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iii) of this Section 5.15 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary” and (v) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

5.16. Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P.

5.17. Energy Regulatory Status. Each Credit Party shall take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to maintain the Federal Energy Regulatory Authorizations, Exemptions, and Waivers, and as applicable to maintain exemption from or compliance with any Foreign Electric Utility Regulations, in each case, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.18. Post-Closing Obligations. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.18 on or before the date specified for such requirement or such later date to be determined by Administrative Agent in its reasonable discretion.

5.19. Post-IPO Reorganization. On such future date as determined by the Borrower, in consultation with the Administrative Agent, the Credit Parties shall, and shall cause each of its Subsidiaries to, effect the internal corporate reorganization (the “Post-IPO Reorganization”) as set forth in Schedule 5.19. Notwithstanding the foregoing, the Credit Parties shall be permitted, after the Closing Date and in consultation with the Administrative Agent, to modify Schedule 5.19 in order to (i) amend the jurisdiction of incorporation, organization or formation of any Project Holdco or any Guarantor; provided, that the jurisdiction of incorporation, organization or formation of each Project Holdco or Guarantor, as applicable, following the Post-IPO Reorganization shall be an Approved Jurisdiction and (ii) effect internal corporate reorganizations with respect to the Subsidiaries of any Project Holdco; provided, that Borrower may permit Project Holdcos to own multiple Persons subject to the limitations set forth in Section 6.9.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made, and other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount)), such Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Non-Recourse Project Indebtedness; provided that (i) Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Indebtedness for which financial statements are available after giving effect to the incurrence of such Indebtedness, or (ii) if Borrower is not in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Indebtedness for which financial statements are available, then such Indebtedness shall be incurred in connection with a transaction the effect of which is to increase the Debt Service Coverage Ratio and decrease the Leverage Ratio;

(c) Indebtedness of a Subsidiary of Holdings owed to Holdings or a Subsidiary of Holdings in the nature of shareholder loans or intercompany loans and, if owed to a Credit Party, evidenced by an Intercompany Note and subject to a First Priority Lien pursuant to the Collateral Documents;

(d) in connection with the consummation of any permitted Investment or permitted disposition of any business, assets or Subsidiary of Holdings or any of its Subsidiaries, Indebtedness incurred by Holdings or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Earn Out Indebtedness), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by Holdings or any such Subsidiary pursuant to such agreements; provided that each Subsidiary of a Project Holdco may only incur such Indebtedness with respect to the Subsidiaries of such Project Holdco that is the direct or indirect parent of such Subsidiary;

(e) Indebtedness of Holdings or its Subsidiaries in the nature of guaranties or letters of credit, surety bonds or performance bonds securing the performance of its Subsidiaries, in each case pursuant to an agreement such Subsidiary is not prohibited from entering into by this Agreement; provided that each Subsidiary of a Project Holdco may only incur such Indebtedness with respect to the Subsidiaries of such Project Holdco that is the direct or indirect parent of such Subsidiary;

(f) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business; provided that each Subsidiary of a Project Holdco may only incur such Indebtedness with respect to the Subsidiaries of such Project Holdco that is the direct or indirect parent of such Subsidiary;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(h) guaranties in the ordinary course of business of obligations to suppliers, customers, franchisees and licensees; provided that each Subsidiary of a Project Holdco may only incur such Indebtedness with respect to the Subsidiaries of such Project Holdco that is the direct or indirect parent of such Subsidiary;

(i) guaranties by Holdings of Indebtedness of another Guarantor or Borrower or guaranties by Borrower or a Guarantor of Indebtedness of Holdings or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(j) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person or such Person’s direct or indirect Subsidiary, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided, further, that Permitted Call Transactions shall be permitted;

(k) to the extent not constituting Non-Recourse Project Indebtedness, letters of credit, as long as cash collateral has been provided or back-to-back Letters of Credit have been issued hereunder in respect of such letters of credit;

(l) Indebtedness represented by obligations in respect of capitalized leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of such Person, in each case in an aggregate principal amount not to exceed the purchase price or cost of such property so acquired or designed, constructed, installed, improved or leased;

(m) the incurrence by Holdings or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(n) unsecured Permitted Exchangeable Bond Indebtedness of Holdings;

(o) unsecured guaranties by Holdings of Permitted Convertible Bond Indebtedness;

(p) Permitted Convertible Bond Indebtedness Shareholder Loans borrowed by Holdings;

(q) Indebtedness under the Senior Notes Documents (and guaranties thereof by the Credit Parties pursuant to the Senior Notes Documents) in an aggregate principal amount not to exceed $810,000,000;

(r) other Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(s) other Indebtedness of Holdings, Borrower or any Guarantor Subsidiary; provided that (A) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence and (B) the Borrower shall be in compliance with Section 6.7(a) and 6.7(b) as of the last day of the most recently ended Fiscal Quarter for which financial statements are available, calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness;

(t) [Reserved.]

(u) the factoring of accounts receivable in the ordinary course of business in an aggregate amount not to exceed $40,000,000;

(v) Indebtedness representing deferred compensation to employees of Holdings or any of its Subsidiaries in the ordinary course of business; and

(w) Indebtedness consisting of the financing, by the applicable insurer, of insurance premiums in the ordinary course of business.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for (i) Taxes that are not due and payable and (ii) Taxes, if obligations with respect to such Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are bonded or insured or are otherwise being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar or related obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, reservations of title and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries);

(f) any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted hereunder (or with respect to any deposits or reserves posted thereunder);

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Holdings or such Subsidiary;

(l) Liens securing Indebtedness permitted by Section 6.1(b); provided that, with respect to any Subsidiary of a Project Holdco, such Liens do not at any time encumber any property other than the property of the Subsidiaries of such Project Holdco that is the direct or indirect parent of the Non-Recourse Subsidiary owing such Indebtedness and the Equity Interests in such Subsidiaries (excluding, for the avoidance of doubt, the Equity Interests in such Project Holdco);

(m) any security given to a public authority or other service provider or any other Governmental Authority by a Non-Recourse Subsidiary when required by such public authority or other service provider or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(n) any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of Holdings or any Subsidiary in the ordinary course of its business;

(o) reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any Governmental Authority or any similar authority;

(p) Liens securing judgments not constituting an Event of Default under Section 8.1(h);

(q) Liens in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Recourse Subsidiary;

(r) Liens on the assets of any Non-Recourse Subsidiary set forth on Schedule 6.2(r) securing Indebtedness of Persons other than Holdings and its Subsidiaries; provided that the definitive documentation with respect to such Indebtedness shall provide that, upon a default thereunder, such Lien shall be released upon payment by such Non-Recourse Subsidiary of the amount set forth opposite the name of such Non-Recourse Subsidiary on Schedule 6.2(r);

(s) Liens securing Indebtedness permitted by Section 6.1(l); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover property other than the respective property so acquired or designed, constructed, installed, improved or leased;

(t) Liens on the assets of the Non-Recourse Subsidiaries securing performance of Project Obligations;

(u) Liens in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non-Recourse Subsidiaries included in documentation evidencing contemplated purchase and sale transactions permitted under this Agreement, any Non-Recourse Project Indebtedness or any Project Obligations;

(v) Liens securing insurance premium financing arrangements permitted under Section 6.1(w) hereof and applicable only to the proceeds of the applicable insurance policy; and

(w) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted sale, disposition or other transfer, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions as of the Closing Date identified on Schedule 6.3, (d) restrictions on Non-Recourse Subsidiaries and the Equity Interests of Non-Recourse Subsidiaries in any Non-Recourse Project Indebtedness documentation or other Indebtedness documentation of Non-Recourse Subsidiaries permitted under Section 6.1, (e) restrictions on Non-Recourse Subsidiaries in documentation evidencing Project Obligations, (f) restrictions contained in any Credit Document or Notes Document as in effect on the Closing Date and (g) restrictions on Non-Recourse Subsidiaries described in Section 6.2(q), no Credit Party or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, without duplication:

(a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b) Non-Recourse Subsidiaries may declare and pay dividends or make other distributions to their equity holders ratably or otherwise in accordance with their organizational documents and non-recourse project financing documents;

(c) Borrower may make Restricted Junior Payments to Holdings, and Holdings may make Restricted Junior Payments to its equity holders; provided that immediately prior to any such Restricted Junior Payment, and after giving effect thereto, (1) no Event of Default shall have occurred and be continuing or would result therefrom and (2) Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7;

(d) Borrower and Holdings may make Permitted Tax Distributions;

(e) to the extent any cash payment and/or delivery of Parent’s common stock (or other securities or property following a merger event or other change of the common stock of Parent) by Holdings or Borrower in satisfaction of its exchange obligation or obligations to purchase notes for cash under any Permitted Exchangeable Bond Indebtedness constitutes a Restricted Junior Payment, Holdings and/or Borrower may make such Restricted Junior Payments;

(f) Holdings and/or Borrower may settle or terminate any Permitted Warrant Transaction (including by set-off or netting, if applicable); provided that, in the case where Holdings and/or Borrower voluntarily elects to satisfy its exercise or settlement or termination obligations under any Permitted Warrant Transaction in cash, after giving effect to any such cash payment (with the effect of any such cash payment determined after also giving effect to the satisfaction of any related settlement obligations of any Permitted Hedge Transaction), (x) no Event of Default shall exist or result therefrom and (y) the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.7(b) as of the last day of the most recently ended Fiscal Quarter preceding such cash payment;

(g) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or Parent held by any current or former officer, director, employee or consultant of Holdings or any of its Subsidiaries or the Parent pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in any calendar year (with unused amounts in any calendar being carried over to succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from (i) the sale of Equity Interests of Holdings or the Parent received by Holdings or a Subsidiary during such calendar year, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or the Parent and (ii) key man life insurance policies received by Holdings or any of its Subsidiaries in such calendar year; and

(h) cash distributions to the holders of Equity Interests of Holdings in respect of, and paid in the quarter subsequent to, Holdings’ fiscal quarters ending September 30, 2015 and December 31, 2015, in accordance with its Organizational Documents, in an aggregate amount not to exceed (i) $33 million in respect of the Fiscal Quarter ending September 30, 2015 and (ii) $50 million in respect of the Fiscal Quarter ending December 31, 2015.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than (i) restrictions on Non-Recourse Subsidiaries in agreements evidencing Indebtedness permitted by Section 6.1(b), (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv)

restrictions as of the Closing Date described on Schedule 6.5, (v) customary restrictions on the transfer of non-Cash assets by Non-Recourse Subsidiaries in power purchase agreements and similar agreements, (vi) restrictions contained in any Credit Document or Notes Document as in effect on the Closing Date, (vii) restrictions on Non-Recourse Subsidiaries in documentation evidencing Project Obligations, (viii) restrictions and conditions imposed on any non-wholly owned Restricted Subsidiary by its organizational documents or any related joint venture or similar agreements, (ix) restrictions applicable to any Credit Party or its Subsidiaries arising under any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities and (x) restrictions applicable to any Credit Party or its Subsidiaries in connection with the competitive bidding process for any Clean Energy System.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any Guarantor that is a wholly-owned Subsidiary of Borrower;

(c) Investments made by any Non-Recourse Subsidiary in any Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Recourse Subsidiary;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(e) Permitted M&A Transactions;

(f) shareholder loans and intercompany loans to the extent permitted under Section 6.1(c);

(g) Investments as of the Closing Date described in Schedule 6.6;

(h) other Investments solely to the extent made with the proceeds of any cash capital contributions to Holdings or Net Equity Proceeds from the sale or issuance of any common Equity Interests of Parent or Holdings, in each case, contributed by Holdings to and received by Borrower following the Closing Date;

(i) Swap Contracts permitted by Section 6.1(j);

(j) acquisitions of shelf entities or the formation of new entities in connection with internal corporate reorganizations, so long as such acquisitions are not adverse to the Lenders in any material respect;

(k) other Investments (other than any acquisition, directly or indirectly, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person) in energy and infrastructure projects and Persons (including, for the avoidance of doubt, Subsidiaries and Unrestricted Subsidiaries) engaged in designing, developing, constructing, operating and/or owning such projects, directly or indirectly; provided that (i) Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available, or (ii) if Borrower is not in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available, then the effect of such Investment shall be to increase the Debt Service Coverage Ratio and decrease the Leverage Ratio;

(l) [reserved];

(m) any Investments received in compromise or resolutions of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business or (ii) litigation, arbitration or other disputes;

(n) extensions of credit to (and guaranties to the benefit of) customers and suppliers in the ordinary course of business including advances to customers and suppliers that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings and its Subsidiaries in the ordinary course of business;

(o) guaranties of (i) performance obligations made in the ordinary course of business or (ii) purchase agreements for Clean Energy Systems otherwise permitted under this Agreement;

(p) Investments contemplated by the Post-IPO Reorganization; and

(q) M&A Transactions set forth on Schedule 6.6(q).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. Financial Covenants.

(a) Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2015, to be less than 1.75:1.00.

(b) Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2015, to exceed 5.00:1.00; provided that if Borrower or any of its Subsidiaries have consummated a Qualified Acquisition in a Fiscal Quarter, the maximum Leverage Ratio that is permitted for the immediately succeeding two Fiscal Quarters shall be increased by 0.50:1.00.

(c) Pro Forma Compliance. Notwithstanding anything herein to the contrary, pro forma compliance with the financial covenants set forth in this Section 6.7 for any period prior to the initial test period of such covenants shall be calculated assuming that the required Debt Service Coverage Ratio and Leverage Ratio are equal to the required Debt Service Coverage Ratio and Leverage Ratio for the Fiscal Quarter ending December 31, 2015.

6.8. Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (other than in connection with an Investment permitted pursuant to Section 6.6), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) into any other Person, or convey, sell, lease or license, exchange, transfer, assign, pledge or otherwise dispose of or encumber, in one transaction or a series of transactions, all or any part of its Equity Interests in any of its Subsidiaries (other than to qualify directors if required by applicable law), business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed except:

(a) any Subsidiary of Borrower (other than a Non-Recourse Subsidiary) may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) any Non-Recourse Subsidiary may be merged with or into any other Non-Recourse Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Recourse Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Non-Recourse Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Recourse Subsidiary;

(c) sales or other dispositions of assets that do not constitute Asset Sales;

(d) Asset Sales; provided the consideration received for such assets shall be (1) in an amount at least equal to the fair market value thereof (determined in good faith by the manager of Holdings) and (2) no less than 75% thereof shall be paid in Cash;

(e) disposals of obsolete, worn out or surplus property;

(f) the lease, as lessor or sublessor, or license (other than any long-term exclusive license), as licensor or sublicensor, of real or personal property or intellectual property in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the business of Holdings or any Subsidiary;

(g) internal corporate reorganizations of the Subsidiaries of any Project Holdco so long as, with respect to any Subsidiary of a Project Holdco, any such reorganization does not involve any Person other than the Subsidiaries of such Project Holdco and is not adverse to the Lenders in any material respect;

(h) the issuance or sale by Holdings of its Equity Interests;

(i) transactions contemplated by the Post-IPO Reorganization;

(j) Permitted Warrant Transactions;

(k) Liens permitted by Section 6.2; and

(l) the issuance or sale by Borrower or any of its Subsidiaries of Equity Interests ratably to their respective equity holders.

6.9. Silo Structure. Notwithstanding any provision of any Credit Document to the contrary, (a) all projects shall be owned directly or indirectly by a Project Holdco and (b) no Project Holdco shall own directly or indirectly more than one project. Notwithstanding the foregoing clause (b), a Project Holdco may own multiple projects (i) as set forth on Schedule 5.19 or (ii) so long as such Project Holdcos together with all other Project Holdcos that own more than one project (excluding Project Holdcos owning multiple projects as set forth on Schedule 5.19 so long as such Project Holdcos own no projects other than those set forth on Schedule 5.19) at no time account for more than twenty percent (20%) of the aggregate CAFD for the previous four Fiscal Quarters as of the date of the acquisition by such Project Holdco of any project. For the avoidance of doubt, a single acquisition of a portfolio of Clean Energy Systems shall constitute a single project for purposes of this Section 6.9.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any Guarantor) in connection with such lease; provided that Non-Recourse Subsidiaries shall be permitted to enter into such transactions in connection with tax equity financings and other permitted Non-Recourse Project Indebtedness.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms, considered together with the terms of all related and substantially concurrent transactions between such Credit Party and such Affiliate of Holdings, that are less favorable to such Credit Party or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate of Holdings in an arms’ length transaction; provided, the foregoing restriction shall not apply to (a) any transaction between or among the Borrower and the Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions as of the Closing Date described in Schedule 6.11 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect, (e) Permitted Project Undertakings and Permitted Equity Commitments, (f) any acquisition of assets or Equity Interests from SunEdison or a subsidiary of SunEdison pursuant to the Project Support Agreement or the Project Investment Agreement as such agreement is in existence as of the Closing Date or as such agreement may be amended after the Closing Date if such amendment, taken as a whole with all other such amendments, is not more disadvantageous to the Lenders in any material respect than such agreement as it is in existence as of the Closing Date, and so long as the Corporate Governance and Conflicts Committee of Parent (or, if at any time Parent is not the sole managing member of Holdings, the Board of Directors of Holdings) has approved such acquisition, and any construction, operational or similar agreements or arrangements or Project Obligations entered into in connection with such acquisition and (g) transactions contemplated by the Post-IPO Reorganization. Nothing in the foregoing shall be construed to prohibit the issuance of any Permitted Convertible Bond Indebtedness (or any guarantee thereof), the issuance of any Permitted Exchangeable Bond Indebtedness, or the entry into any Permitted Call Transaction.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses, including, for the avoidance of doubt, owning, developing, constructing, leasing, financing, selling and/or operating Clean Energy Systems (including entering into Hedge Agreements related to the same) and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Permitted Activities of Holdings and Project Holdcos. Holdings shall not own any Equity Interests other than the Equity Interests of the Borrower. No Project Holdco shall (a) incur any Indebtedness or any other obligation or liability whatsoever other than pursuant to shareholder loan agreements or intercompany loans permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding Equity Interests of Non-Recourse Subsidiaries and other direct or indirect Subsidiaries of such Project Holdco that would be Non-Recourse Subsidiaries if they conducted the business activities described in clause (a)(i) of the definition of Non-Recourse Subsidiary, and (ii) performing its obligations and activities incidental thereto under the Credit Documents and contemplated by, the Post-IPO Reorganization; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, except as permitted pursuant to Section 6.8; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries, except as permitted pursuant to Section 6.8; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14. Amendments or Waivers of Organizational Documents and Certain Material Contracts. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organizational Documents or any Material Contract in a manner that could reasonably be expected to have a Material Adverse Effect or (b) the Management Services Agreement in a manner that increases amounts payable thereunder by any Credit Party or its Subsidiaries, in each case without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver; provided, however, that any amendment, modification or change expressly required to be made (including adjustments to the exchange rate (howsoever defined)) pursuant to the terms of an indenture governing any Permitted Exchangeable Bond Indebtedness shall not require any consent from any Lenders.

6.15. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

6.16. Use of Proceeds. The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) or valid release of a Guarantor in accordance with the Credit Documents. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof of the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount)), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount)), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount)). Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes, to the extent permitted by applicable law, any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding (other than contingent or indemnification obligations for which no claim has been made), no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any such rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If (A) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (B) if a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.15, then in the case of clauses (A) and (B), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

7.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all of the Guaranteed

Obligations (other than contingent or indemnification obligations for which no claim has been made) have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to such Issuing Bank in an amount equal to the Minimum Collateral Amount)). Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization required pursuant to Section 2.22(d); or (iii) any interest on any Loan or any fee or any other amount due hereunder, in each case of this clause (iii) within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries (other than Immaterial Entities or Non-Recourse Subsidiaries (except to the extent that any Credit Party is then directly or indirectly liable, including pursuant to any contingent obligation for any Indebtedness of such Immaterial Entities or Non-Recourse Subsidiaries, and such liability, individually or in the aggregate, exceeds $75,000,000)) to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $75,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, 5.2, 5.18 or 6 or (ii) failure for longer than ten Business Days of any Credit Party to perform or comply with any term or condition contained in Section 5.1(b), 5.1(c), 5.1(d) or 5.1(f); or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the members of Holdings or its board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. At any time there shall exist money judgments, writs or warrants of attachment or similar process involving in the aggregate an amount in excess of $75,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) entered or filed against Holdings or any of its Subsidiaries (other than Immaterial Subsidiaries) or any of their respective assets and such money judgments, writs or warrants of attachment or similar process remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in excess of $75,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent and indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral (for the avoidance of doubt, any pledge of Equity Interests shall constitute a material portion of the Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by any Issuing Bank, to be held as security for Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding.

SECTION 9. AGENTS

9.1. Appointment of Agents. Each of Goldman Sachs, JPMorgan Securities, Barclays, Citigroup, Morgan Stanley, MLPFS and Deutsche Bank is hereby appointed a Bookrunner hereunder and each Lender hereby authorizes Goldman Sachs, JPMorgan Securities, Barclays, Citigroup, Morgan Stanley, MLPFS and Deutsche Bank to act as Bookrunners in accordance with the terms hereof and the other Credit Documents. Each of JPMorgan Securities and Barclays is hereby appointed a Syndication Agent hereunder and each Lender hereby authorizes JPMorgan Securities and Barclays to act as Syndication Agents in accordance with the terms hereof and the other Credit Documents. Each of Credit Suisse AG, Cayman Islands Branch, Société Générale and Sumitomo Mitsui Banking Corporation is hereby appointed a Documentation Agent hereunder, and each Lender hereby authorizes Credit Suisse AG, Cayman Islands Branch, Société Générale and Sumitomo Mitsui Banking Corporation to act as Documentation Agents in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents, Lenders and Lender Counterparties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Each of Syndication Agents and Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Anything to the contrary notwithstanding, as of the Closing Date, none of Goldman Sachs, JPMorgan Securities, Barclays, Citigroup, Morgan Stanley, MLPFS, Deutsche Bank, Credit Suisse AG, Cayman Islands Branch, Société Générale and Sumitomo Mitsui Banking Corporation, in their capacities as Syndication Agents, Bookrunners and/or Documentation Agents, as applicable, shall have any powers, duties, responsibilities or obligations under this Agreement or any of the other Credit Documents but shall be entitled to all benefits of this Section 9. Each of any Syndication Agent, any Documentation Agent, any Bookrunner and any Agent described in clause (vi) of the definition of Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders, by or on behalf of any Credit Party to any Agent or any Lender or by any Lender to Agent or any other Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the Letter of Credit Foreign Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including, for the avoidance of doubt, refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); and (iii) except as expressly set forth herein and in the other Credit Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Revolving Loans or by the funding of any New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the date of funding of such Revolving Loans or New Revolving Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting such Credit Party’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower, such resignation becoming effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. The Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Credit Parties and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders; it being agreed that Goldman Sachs Lending Partners LLC shall be deemed reasonably satisfactory to Borrower and the Required Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If neither Requisite Lenders (with the consent of Borrower) nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders (with the consent of Borrower) or Administrative Agent, Administrative Agent shall have the right to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Credit Parties, such resignation becoming effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. The Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Credit Parties and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Banks under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite

Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 10 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Banks shall have been made (which arrangements may include Cash Collateral or backstop letters of credit satisfactory to the Issuing Banks in an amount equal to the Minimum Collateral Amount)), upon request of Borrower, Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Notwithstanding anything to the contrary contained herein or any other Credit Document, in connection with a sale or disposition of property permitted by this Agreement, upon request of Borrower, Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in such property.

(f) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3 allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Bookrunners, Syndication Agents, Documentation Agents, Collateral Agent, Administrative Agent or Issuing Banks, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, Lenders or Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender or any applicable Issuing Bank pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, and, solely with respect to expenses incurred prior to the Closing Date, except as may be agreed separately in writing, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the actual and reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Lender and their respective affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or from a material breach of the funding obligations of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender or Agent nor any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of the funding obligations of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d) Each Credit Party also agrees that neither any Agent nor any Arranger shall have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person for failure to monitor compliance with any provisions of this Agreement with respect to Disqualified Lenders.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17 and 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document (i) to implement the New Revolving Loan Commitments under Section 2.24 and (ii) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), in each of the foregoing cases in this clause (ii) so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any Issuing Bank, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest, fees or premium;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or release Holdings or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase or extend any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) [Reserved];

(iii) [Reserved];

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;

(v) amend, modify or waive this Agreement or any Collateral Document so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Excluded Hedge Obligations,” “Lender Counterparty,” “Hedge Agreement,” “Obligations,” “Qualified ECP Guarantor,” “REC Hedge,” “Secured Obligations” or “Swap Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable;

(vii) amend Section 1.4(c) or the definition of “Alternative Currency” without the written consent of each Revolving Lender; or

(viii) amend, modify or otherwise affect the rights or duties hereunder or under any other Credit Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent and (B) Issuing Banks, unless in writing executed by Issuing Banks.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” with the consent of Issuing Banks (such consent not to be unreasonably withheld or delayed) and upon the giving of notice to Borrower and Administrative Agent; it being agreed that the consent of Issuing Banks shall not be required with respect to any sale, assignment or transfer pursuant to this clause (i) to Goldman Sachs Lending Partners LLC; and

(ii) (x) by or to an Arranger (or their respective lending Affiliates; provided, that no such Affiliate is a Disqualified Lender) in connection with the primary syndication of the Revolving Facility and (y) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee”, in each case of clauses (x) and (y) with the consent of Administrative Agent, Issuing Banks and Borrower (such consents not to be (a) unreasonably withheld or delayed or (b) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (w) $1,000,000, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Banks and each other Lender, hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) the applicable Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable

Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or a Disqualified Lender) in all or any part of its Commitments, Loans or in any other Obligation without the consent of Borrower, any Issuing Bank or any Agent. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless it complies with Section 2.20(c) as though it were a Lender (it being understood that any such form required by Section 2.20(c) shall be delivered to the applicable Lender and not the Borrower or Administrative Agent); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Banks or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Banks), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. EACH CREDIT PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS TERRAFORM GLOBAL OPERATING, LLC, A DELAWARE LIMITED LIABILITY COMPANY, WITH AN OFFICE AT 7550 WISCONSIN AVENUE, 9TH FLOOR, BETHESDA, MARYLAND, U.S.A. AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent, each Agent and each Lender may disclose such information with the consent of Borrower, each Agent and each Lender may disclose such information to any parties to this Agreement, and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law), (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates and (viii) disclosures of such information to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. [Reserved.]

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24. Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “Judgment Currency”) other than Dollars, the Credit Parties will indemnify Administrative Agent, any Issuing Bank and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the Judgment Currency that is designated by Administrative Agent, at which Administrative Agent, such Issuing Bank or such Lender is able to purchase Dollars with the amount of the Judgment Currency actually received by Administrative Agent, such Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TERRAFORM GLOBAL, LLC

By:	/s/ Carlos Domenech Zornoza
Name: Carlos Domenech Zornoza
Title: Chief Executive Officer

TERRAFORM GLOBAL OPERATING, LLC

By:	TERRAFORM GLOBAL, LLC, its Sole Member and Sole Manager

By:	/s/ Carlos Domenech Zornoza
Name: Carlos Domenech Zornoza
Title: Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, an Arranger, a Bookrunner and a Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

BARCLAYS BANK PLC,
as an Arranger, a Bookrunner, a Syndication Agent, a Lender and an Issuing Bank

By:	/s/ Kevin Crealese
Name: Kevin Crealese
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Director

[Signature Page to Credit and Guaranty Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Carl Cho
Name: Carl Cho
Title: Director

[Signature Page to Credit and Guaranty Agreement]

CITIGROUP GLOBAL MARKETS INC.,
as an Arranger and a Bookrunner

By:	/s/ Sandip Sen
Name: Sandip Sen
Title: Vice President / Managing Director

[Signature Page to Credit and Guaranty Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender and a Documentation Agent

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title:. Authorized Signatory

By:	/s/ Sean MacGregor
Name: Sean MacGregor
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Michael Shannon
Name: Michael Shannon
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

DEUTSCHE BANK SECURITIES INC.,
as an Arranger and a Bookrunner

By:	/s/ Robert D. Miller
Name: Robert D. Miller
Title: Managing Director

By:	/s/ Craig Molson
Name: Craig Molson
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Bridget Killackey
Name: Bridget Killackey
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

J.P. MORGAN SECURITIES LLC,
as an Arranger, a Bookrunner and a Syndication Agent

By:	/s/ Brian Tramontozzi
Name: Brian Tramontozzi
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as an Arranger and a Bookrunner

By:	/s/ Raymond Wood
Name: Raymond Wood
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as an Arranger and a Bookrunner

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

SOCIETE GENERALE,
as a Lender and a Documentation Agent

By:	/s/ Yao Wang
Name: Yao Wang
Title: Director

[Signature Page to Credit and Guaranty Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender and a Documentation Agent

By:	/s/ Toshitake Funaki
Name: Toshitake Funaki
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$60,000,000	12.3711340206%
Barclays Bank PLC	$60,000,000	12.3711340206%
Citibank, N.A.	$60,000,000	12.3711340206%
Morgan Stanley Bank, N.A.	$60,000,000	12.3711340206%
Bank of America, N.A.	$60,000,000	12.3711340206%
Deutsche Bank AG New York Branch	$60,000,000	12.3711340206%
JPMorgan Chase Bank, N.A.	$50,000,000	10.3092783505%
Credit Suisse AG, Cayman Islands Branch	$25,000,000	5.1546391753%
Société Générale	$25,000,000	5.1546391753%
Sumitomo Mitsui Banking Corporation	$25,000,000	5.1546391753%

Total	$485,000,000	100%

APPENDIX A-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Lender	Letter of Credit Commitment
Bank of America, N.A.	$50,000,000
Barclays Bank PLC	$30,000,000
JPMorgan Chase Bank, N.A.	$17,000,000

APPENDIX A-2

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

TERRAFORM GLOBAL, LLC AND ITS SUBSIDIARIES

TerraForm Global, LLC

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

Attention: Jeremy Avenier

Fax: 240-762-7900

Email: JAvenier@terraform.com

with a copy to:

TerraForm Global, LLC

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

Attention: Yana Kravtsova

Fax: 240-762-7900

Email: YKravtsova@terraform.com

GOLDMAN SACHS BANK USA,

Administrative Agent’s Principal Office and as Lender:

Goldman Sachs Bank USA

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Attention: SBD Agency Operations

Facsimile: 212-428-9270

Telephone: 212-902-1099

Email: gsd.link@gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com with a copy to:

Goldman Sachs Bank USA

200 West Street, 16th Floor

New York, New York 10282-2198

Attention: SBD Operations

Attention: SBD Agency Operations

Facsimile: 212-428-9270

Telephone: 212-902-1099

Email: gsd.link@gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com

BARCLAYS BANK PLC,

in its capacity as Issuing Bank:

Barclays Bank PLC

Letter of Credit Department

200 Park Avenue

New York, NY 10166

Attention: Dawn Townsend

Facsimile: 212-412-5011

Telephone: 212-320-7534

Email: Dawn.Townsend@barclays.com; XraLetterofCredit@barclayscapital.com

J.P. MORGAN CHASE BANK, N.A.,

in its capacity as Issuing Bank:

c/o JPMorgan Treasury Services

Attn: Standby Letter of Credit Dept.

10420 Highland Manor Drive, 4th FL

Tampa, FL 33610Attention:

Facsimile: 856-294-5267

Telephone: 800-634-1969

Email: GTS.IB.Standby@jpmchase.com; GTS.Client.Services @jpmchase.com

BANK OF AMERICA, N.A.,

in its capacity as Issuing Bank:

Bank of America

1 Fleet Way

Scranton, PA 18507

Attention: SBLC Department

Telephone: 800.370.7519

Email: tradeclientserviceteamus@baml.com

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

One Bryant Park

New York, NY 10036

MORGAN STANLEY BANK, N.A.

Morgan Stanley Loan Servicing

1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

Tel: 443-627-4335

Fax: 718-233-2140

msloanservicing@morganstanley.com

BARCLAYS BANK PLC

745 Seventh Avenue

New York, NY 10019

J.P. MORGAN SECURITIES LLC

JPMORGAN CHASE BANK, N.A.

Prestige Tech Park, Floor 4

Sarjapur Outer Ring Rd, Vathur Hobli

Bangalore, India 560 087

Attn: Sneha Machani

Telephone: 918066764583

Facsimile: 201-244-3885

E-mail: na_cpg@jpmorgan.com

CITIGROUP GLOBAL MARKETS INC.

CITIBANK, N.A.

1615 Brett Road Building III

New Castle, DE 19720

Phone: 201-472-4414

Fax: 646-274-5000

GlOriginationOps@citi.com

Attn: Sakthi Priya and Gavaskar Selvaraj

With a copy to:

388 Greenwich Street, 19th Floor,

New York, NY 10013

Phone: 212-816-0684

Fax: 646-441-4696

chido.ugochukwu@citi.com

thomas.dinunzio@citi.com

Attn: Chido Ugochukwu and Thomas DiNunzio

GOLDMAN SACHS BANK USA

200 West Street, 16th Street

New York, New York 10282

BANK OF AMERICA, N.A.

100 N. Tryon St, NC1-007-17-18

Charlotte, NC 28255-0001

DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK AG NEW YORK BRANCH

60 Wall Street (NYC60 - 0266)

New York. N.Y. 10005-2836

ATTN: Marcus M. Tarkington

Tel: 212 250-6153

Fax: 212 553-3080

Email: marcus.tarkington@db.com

CREDIT SUISSE

Eleven Madison Avenue

New York, New York 10010-3629

SOCIÉTÉ GÉNÉRALE

480 Washington Blvd

Jersey City, NJ 07310

Attn: Rodney Hyman

Tel: 201-839-8439

Fax: 201-693-4233

SUMITOMO MITSUI BANKING CORPORATION

277 Park Avenue

New York, NY 10172